Exhibit 99.1

EXPLANATORY NOTE

Steel Connect, Inc. (the “Company”) is filing this Exhibit 99.1 on Form 8-K (this "Exhibit") to recast the financial information and financial statements in the Annual Report on Form 10-K as of and for the fiscal year ended July 31, 2021, which the Company originally filed with the Securities and Exchange Commission ("SEC") on October 29, 2021 (the "FY 2021 Form 10-K"), and to present comparable financial information for the year ended July 31, 2022, solely to reflect the reclassification of the IWCO Direct reportable segment as discontinued operations.

As previously disclosed within the Form 8-K filed with the SEC on February 25, 2022, on February 25, 2022, the Company entered into a transaction agreement (the “Transaction Agreement”) with (a) IWCO Direct Holdings Inc. (“IWCO Direct" or "Direct Marketing”), a wholly owned subsidiary of the Company, and IWCO Direct’s direct and indirect subsidiaries, (b) Cerberus Business Finance, LLC, in its capacities as collateral agent and administrative agent under a financing agreement ("Cerberus" or in such capacities, the “Agent”), dated as of December 15, 2017, between IWCO Direct's direct and indirect subsidiaries, the Agent and the lenders party thereto (the “Lenders”) (the “Financing Agreement”), (c) the Lenders, (d) the Lenders or their respective designees listed on the signature pages to the Transaction Agreement under the caption “Participating Lender Purchasers” (the “Participating Lender Purchasers”), (e) SPH Group Holdings LLC (the “Sponsor”) and (f) Instant Web Holdings, LLC (the “Buyer”) , an entity owned by the Participating Lender Purchasers. On the Effective Date (as defined in the Transaction Agreement) and pursuant to the terms of the Transaction Agreement, the Company transferred all of its interests in IWCO Direct to the Buyer as part of a negotiated restructuring of the capital structure and certain financial obligations of IWCO Direct under the Financing Agreement as contemplated by the Transaction Agreement. The Company received no cash consideration for the disposition (the entire transaction being referred to as the “Disposal”). In addition, as of the Effective Date and subject to the terms and conditions of the Transaction Agreement, the parties entered into certain mutual releases as fully set forth in the Transaction Agreement. In addition, as part of the overall transaction, the Buyer issued a note in the principal amount of $6.9 million payable to the Company as consideration for intercompany obligations owed by IWCO Direct to the Company (the “Subordinated Note”). The Subordinated Note is subordinated to the obligations under the Financing Agreement (including any amendments or other modifications thereto) and matures on the date that is the earlier of (a) the later of (i) August 25, 2027 and (ii) the date that is six months after the maturity of the Financing Agreement, or (b) the date that is six months after repayment in full of the obligations under the Financing Agreement. Due to the Subordinated Note and the assessment of collectability, the Company determined the fair value of the Subordinated Note is zero.

The IWCO Direct divestiture represents a strategic shift that will have a major effect on the Company's operations and financial results, and it meets the criteria as held for sale and discontinued operations. The Company began presenting the IWCO Direct business as discontinued operations and held for disposal in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, which was filed with the SEC on June 14, 2022.

The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the FY 2021 Form 10-K.
The following items of the FY 2021 Form 10-K are being recast as reflected in this Exhibit:

•Part I, Item I, “Business”;
•Part I, Item 2, “Properties”;
•Part II, Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations”; and
•Part II, Item 8, “Financial Statements and Supplementary Data.”

Unaffected items and unaffected portions of the FY 2021 Form 10-K have not been repeated herein and are not amended or modified by this Exhibit. Other than as required to reflect the presentation of the IWCO Direct business as discontinued operations to the consolidated financial statements, this Exhibit continues to describe conditions as of the date of the FY 2021 Form 10-K filing and does not reflect events occurring after the Company filed the FY 2021 Form 10-K. Without limitation to the foregoing, this Exhibit does not purport to update the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in the FY 2021 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management that occurred after the date of the FY 2021 Form 10-K filing or modify or update those disclosures affected by subsequent events. More current information is contained in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the FY 2021 Form 10-K, which also contain important information regarding forward-looking statements, events, developments or updates to certain of our expectations that have occurred subsequent to the filing of the FY 2021 Form 10-K. Therefore, this Exhibit should be read in conjunction with the Company's other filings made with the SEC, including, and subsequent to, the date of the FY 2021 Form 10-K.

Forward Looking Statements
This Exhibit contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: challenges and risks arising from the disposition of IWCO Direct, including our reliance on the Supply Chain segment as our sole business; changes in our relationships with significant clients; fluctuations in demand for our products and services; our ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises (such as the ongoing COVID-19 pandemic); intense competition in our business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including our operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of our technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from members of our board of directors’ interests in Steel Holdings and its affiliates; the Company's ability to consummate the Merger with Steel Holdings; and potential adverse effects from changes in interest rates and the phase-out of LIBOR. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Quarterly Report on Form 10-Q filed with the SEC on June 14, 2022. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

ITEM 1.— BUSINESS

Steel Connect, Inc., (the “Company”) is a holding company which operates through its wholly-owned subsidiary, ModusLink Corporation ("ModusLink" or "Supply Chain"). The Company previously operated under the names ModusLink Global Solutions, Inc., CMGI, Inc., and CMG Information Services, Inc. and was incorporated in Delaware in 1986.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

Disposition of IWCO Direct

On February 25, 2022 ("the Disposal Date"), the Company entered into a transaction agreement (the “Transaction Agreement”) with (a) IWCO Direct Holding Inc. (''IWCO Direct" or "Direct Marketing") and its indirect subsidiaries, (b) Cerberus Business Finance, LLC, in its capacities as collateral agent and administrative agent under a financing agreement (in such capacities, the “Agent”), dated as of December 15, 2017, between IWCO Direct, IWCO Direct’s direct and indirect subsidiaries, the Agent and the lenders party thereto (the “Lenders”) (the “Financing Agreement”), (c) the Lenders, (d) the Lenders or their respective designees listed on the signature pages to the Transaction Agreement under the caption “Participating Lender Purchasers” (the “Participating Lender Purchasers”), (e) SPH Group Holdings LLC (the “Sponsor”) and (f) Instant Web Holdings, LLC (the “Buyer”), an entity owned by the Participating Lender Purchasers. On the Effective Date (as defined in the Transaction Agreement) and pursuant to the terms of the Transaction Agreement, the Company transferred all of its interests in IWCO Direct to the Buyer as part of a negotiated restructuring of the capital structure and certain financial obligations of IWCO Direct under the Financing Agreement as contemplated by the Transaction Agreement. See Notes 1 and 3 of the accompanying notes to the consolidated financial statements included in Item 8 in this Exhibit for further details regarding the disposition of IWCO Direct.

On June 2, 2021, the Board approved a Competitive Improvement Plan (“CIP”) for IWCO Direct, which sought to expand IWCO Direct’s marketing services capabilities, and upgrade its production platform to new digital and inserting technology, while reducing its overall production costs to enhance its competitive pricing capabilities. The CIP contemplated a total investment of approximately $54 million primarily over a 24-month period, however, as part of the IWCO Direct Disposal (as defined below), the remaining future cash outflows of approximately $44 million as of the Disposal Date, will no longer be an obligation of the Company.

Steel Holdings Expression of Interest

On November 19, 2020, the Company's Board received a preliminary, non-binding expression of interest from Steel Holdings to acquire all of the outstanding shares of common stock not already owned by Steel Holdings or its affiliates for a combination of cash and Steel Holdings 6% Series A Preferred Units, which would imply a value per share of common stock in the range of $0.65 to $0.72 per share.

The transaction, as proposed, is subject to negotiation. Any definitive agreement with respect to such transaction is subject to approval by the board of directors of Steel Holdings, the Board and shareholders. Such definitive agreement would be expected to contain customary closing conditions, including standard regulatory notifications and approvals.

As a result, we cannot predict whether the terms of such transaction will be agreed upon by Steel Holdings and the Board's special committee for recommendation to their respective boards of directors, for approval of the transaction or whether any such transactions would be approved by the requisite votes of our shareholders.

We also cannot predict the timing, final structure or other terms of any potential transaction and the terms of any such transaction may differ materially from those originally proposed by Steel Holdings. The pendency of any such proposed transaction may have had and may continue to have an adverse impact on the market price of our common stock. In addition, we expect to incur a number of non-recurring, transaction-related costs associated with negotiating the proposed transaction.

ModusLink’s Services

ModusLink's revenue primarily comes from sales of adaptive supply chain services to its clients. Among ModusLink's core supply chain services are packaging, kitting & assembly, fulfillment, digital commerce and reverse logistics.

Packaging, Kitting & Assembly—These services center on developing and executing a strategy that has product configuration and packaging done at the optimal time, and for the greatest strategic benefit. With sites located in the Americas, the Asia-Pacific region and Europe, ModusLink affords manufacturers just-in-time flexibility. Options with this service include the ability to delay product/order configuration until the order fulfillment stage, and using the facilities closest to a client's customers. In addition, ModusLink's light manufacturing services cover the final assembly of components and parts into finished goods, including build-to-order customization. ModusLink also offers additional value-added processes such as product testing, radio frequency identification tagging, product or service activation, language settings, personalization, and engraving and multi-channel packaging and packaging design.

Fulfillment—ModusLink's Fulfillment Services are highly integrated and supported by a best-of-breed technology infrastructure to enable clients to quickly increase efficiency and reduce costs. It has deep experience and is exceptionally skilled at handling the fulfillment requirements of multiple channels, be they manufacturing sites, distribution centers, retail operations or individual consumers dispersed across the globe. ModusLink is equally strong in adapting to the needs of retail/B2B or B2C product movement with respect to bringing product to market, including order management, pick, pack and ship, retail compliance and demand planning services, which are integral components of ModusLink's Fulfillment Services. In addition, ModusLink can help optimize component and finished goods inventory levels for better efficiency and cost savings. Clients also look to ModusLink for the physical programming of digital content - such as software, firmware, upgrades or promotional material - onto numerous types of flash media, including SD and MicroSD cards, USB drives, navigation systems, smartphones and tablets. This programming includes content protection and activation options, as well as full IP security. As direct-to-consumer volumes increase, ModusLink is able to provide a customer experience that can further enhance a brand's relationship with consumers.

Digital Commerce—ModusLink's Digital Commerce Services are based on ModusLink's cloud-based e-commerce platform. These e-Business services remove the complexities and risk of a global web store, optimizing each stage of the online buying experience so that products can be quickly and easily purchased, serviced and delivered anywhere in the world. This end-to-end approach is fully integrated with global payment, customer relationship management (CRM) and fulfillment systems, helping clients to quickly and easily expand into a new region and country. In addition, if a client needs help in managing and optimizing its commerce solution once established, ModusLink can support that too. By leveraging ModusLink's e-commerce partnerships with Intershop and Shopify, clients can better meet revenue goals, drive growth and build their brands around the globe. Integration with either partner provides clients with a single, comprehensive view of their customers at every stage of their relationships. ModusLink can also manage the installation, integration and all technical operations for an online store, so a client can dedicate time and resources to its core business. By being able to adapt to their digital commerce and supply chain needs, ModusLink can help clients reach new markets, optimize order processing and customer service, reduce costs, and increase margins and flexibility without having to invest in their own infrastructure and personnel.

Reverse Logistics—ModusLink's Reverse Logistics Services simplify the returns process for retailers and manufacturers that want to improve service parts management and the value of returned assets. ModusLink manages the end-to-end process, including receipt, RMA, sorting, triage, credit processing and ultimate disposition of the returned product. Its approach to reverse logistics employs a modular global system that combines existing and new supply chain solutions, so clients can gain actionable insight into their reverse supply chains, which leads to reduced costs and increased customer service and satisfaction levels.

ModusLink's business solutions integrate with other supply chain service providers such as contract manufacturing companies and transportation providers.

Reportable Segments

Subsequent to the Company’s disposition of the Direct Marketing reportable segment with the IWCO Direct Disposal (as defined below), the Company has one reportable segment: Supply Chain. The Company also has Corporate-level activity, which consists primarily of costs associated with certain corporate administrative functions such as legal, finance, share-based compensation and acquisition costs which are not allocated to the Company's reportable segments. The Corporate-level balance sheet information includes cash and cash equivalents, notes payables, and other assets and liabilities, which are not identifiable to the operations of the Company's reportable segments. Certain reportable segment information, including revenue, profit

(loss) and asset information, is set forth in Note 21 of the accompanying notes to consolidated financial statements included in Item 8 in this Exhibit and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7 of this Exhibit below.

Technology Infrastructure

ModusLink's information technology systems and infrastructure serve as the backbone of a client's fully integrated global supply chain services and manages the flow and use of physical assets and information. ModusLink offers a secure and redundant operating environment to ensure the integrity and privacy of its clients' data. ModusLink works with clients to integrate data, tools and applications to deliver an optimized solution that meets its clients' business needs and improves management of the global supply chain. ModusLink's ERP system is designed to provide the visibility and control needed for better decision making, rapid response to global market dynamics and effective asset utilization across services and geographies.

Competition

The market for the supply chain management service offerings provided by ModusLink is highly competitive. As a provider with service offerings covering a range of supply chain operations and activities across the globe, ModusLink competes with different companies depending on the type of service it is providing or the geographic area in which an activity is taking place. ModusLink faces competition from Electronics Manufacturing Services/Contract Manufacturers (EMS/CM), third party logistics (3PL) providers, Supply Chain Management (SCM) companies and regional specialty companies. For certain digital commerce services, ModusLink's competition includes global outsource providers, software as service (SaaS) providers, technology providers and computer software providers offering content and document management solutions. As a provider of an outsourcing solution, ModusLink's competition also includes current and prospective clients, who evaluate ModusLink's capabilities in light of their own capabilities and cost structures.

The Company believes that the principal competitive factors in its market are quality and range of solutions and services, technological capabilities, costs, location of facilities, responsiveness and adaptability. With ModusLink's set of supply chain services, global footprint, strong client service acumen and its integrated global supply chain digital commerce services, the Company believes that it is well positioned to compete in each of the markets it serves, while expanding across various industry subsets. For more information, see “Item 1A. Risk Factors—Risks Related to Our Business, Operations and Industry—Our business is subject to intense competition.” For more information, see “Item 1A. Risk Factors—Risks Related to Our Business, Operations and Industry—Our business is subject to intense competition.”

Clients

A limited number of clients account for a significant percentage of the Company's consolidated net revenue. For the fiscal years ended July 31, 2021 and 2020, the Company's 10 largest clients accounted for approximately 81% and 81% of consolidated net revenue, respectively. One client accounted for 42% and 39% of the Company's consolidated net revenue for the fiscal years ended July 31, 2021and 2020, respectively. No other clients accounted for greater than 10% of the Company's consolidated net revenue for either of the fiscal years ended July 31, 2021 and 2020. In general, the Company does not have many agreements which obligate any client to buy a material amount of services from the Company, or which designate the Company as its sole supplier of any particular services. The Company sells its services to its clients primarily on a purchase order basis, which is subject to demand variability. As such, the loss of a significant amount of business or program with any key client could have a material adverse effect on the Company. The Company believes that it will continue to derive a majority of its consolidated operating revenue from sales to a small number of clients.

There can be no assurance that revenue from key clients will not decline in future periods.

Resources

The Company purchases and maintains adequate levels of inventory in order to meet client needs on a timely basis. The Company has no guaranteed price, quantity or delivery agreements with its suppliers. Because of the diversity of its services, as well as the wide geographic dispersion of its facilities, the Company uses numerous sources for the wide variety of raw materials needed for its operations.

The Company relies upon a combination of patent, trade secret, copyright and trademark laws to protect our intellectual property. From time to time, we develop new trade secrets and other intellectual property or obtain intellectual property through acquisition activities. Our businesses are not substantially dependent on any single or group of patents, trademarks, copyrights or licenses.

International Operations

In addition to its North American operations, Supply Chain conducts business in several countries, including Mainland China, the Czech Republic, the Netherlands, Ireland and Singapore, among others. During the years ended July 31, 2021 and 2020, revenues from our foreign operations accounted for approximately 73% and 76% of total revenues, respectively.

The Company's international operations increase its exposure to U.S. and foreign laws, regulations and labor practices, which are often complex and subject to variation and unexpected changes with which the Company must comply. A substantial portion of our international business is conducted in Mainland China, where we face (i) the challenge of navigating a complex set of licensing and tax requirements and restrictions affecting the conduct of business in Mainland China by foreign companies, (ii) potential limitations on the repatriation of cash, (iii) and foreign currency fluctuation. For more information, see “Item 1A. Risk Factors—Risks Related to Our Business, Operations and Industry—The Supply Chain business conducts business outside of the U.S., which may expose the Company to additional risks not typically associated with companies that operate solely in the U.S.”

Human Capital Management

Steel Connect’s approximately 1,200 employees worldwide represent our most important asset. We are committed to creating workplace environments that are ethical, diverse, inclusive, and just, which go beyond simply complying with workplace laws.

Human capital management is a key driver of the Company's success, and we are committed to a work environment in which everyone is treated fairly with dignity and respect. This is supported by our Code of Business Conduct and Ethics, which establishes the baseline requirements of our integrity and compliance program. Our core values are Teamwork, Respect, Integrity and Commitment. By embracing these core values, the Company strives to create an environment where its employees can all be productive, innovative and true to themselves.

The following programs are crucial to support and work to improve the Company's workplace environment:

•Steel Grow Program: The Company participates in the Steel Grow initiative which: (1) formalizes employee development throughout the Company with the goal of identifying its high performing employees and (2) recruits, retains and rewards the best talent available for the Company, in each case, without discrimination or harassment on the basis of race, color, religion, age, gender, gender identity, sexual orientation, national origin, citizenship, disability, marital status, pregnancy (including unlawful discrimination on the basis of a legally protected pregnancy/maternity leave), veteran status, genetic information or any other characteristic protected by law. Management is committed to promoting from within when the opportunity is right for the employee and the Company.

•Diversity, Equity and Inclusion Program: In 2020, we conducted a comprehensive Diversity, Equity and Inclusion review in the U.S. with plans for a comprehensive global rollout in 2021. Guided by our core values, we are committed to creating a company where everyone is included and respected, and where we support each other in reaching our full potential individually and as a company.

•Steel Wellness Council: Our Steel Wellness Council, with representatives from all our businesses, focuses on sharing best practices that maximize the overall wellness of employees, empowering them to help create positive change in communities where we work and live. Our initiatives include mental, physical and financial well-being along with healthcare education and community support. Community support includes using our coaching system to enhance the education of our employees who coach and lead children in our communities.

•Steel Environmental Health and Safety Council: The Steel Environmental Health and Safety Council is comprised of the health and safety teams at the Company's affiliate companies and representatives from the legal and human resources departments who are dedicated to the safety of our people.

Employee Safety and Well Being

The COVID-19 pandemic continues to impact lives and businesses worldwide, and the Company continues to take actions to ensure its employees' health and safety. Many of our office workers continue to telecommute; however, where our workers continue at our facilities, the Company has established a number of safety protocols as situations and local requirements dictate. Our COVID-19 Task Force meets regularly to share good practices and create risk mitigation plans and resource guides to safeguard our employees and their families.

Our Information

Under the Exchange Act, we are required to file with or furnish to the Securities and Exchange Commission ("SEC") annual, quarterly and current reports, proxy and information statements and other information. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company's common shares are listed on the Nasdaq Capital Market under the symbol "STCN." Our business address is 2000 Midway Lane, Smyrna, Tennessee 37167, and our telephone number is (914) 461-1276. The Company's internet website is www.steelconnectinc.com. The Company makes available, free of charge, through its Internet website, the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, directors and officers Forms 3, 4 and 5, and amendments to those reports, as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. The Company may use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely posted on and accessible through the Company's website. Information contained on the Company's website is not included as part of, or incorporated by reference into, this Report.

ITEM  2.— PROPERTIES

Our corporate headquarters are located in Smyrna, Tennessee. As of July 31, 2021: our Supply Chain business leased more than 20 sites in several countries from which we operate ModusLink, which consist of office and warehouse space and are located throughout the world, including, but not limited to, the United States, Mexico, the Netherlands, the Czech Republic, Ireland, Singapore, Japan, Australia and Mainland China.

We believe that our existing properties are suitable and adequate for our present purposes and provide sufficient capacity to meet our anticipated requirements, and that new facilities will be available in the event we need additional or new space.

PART II

ITEM 7.— MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Exhibit contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, those discussed in Item 1A. Risk Factors and elsewhere in this Report. For more information, see “Forward Looking Statements.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. We do not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

Overview

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink, serves the supply chain management market. For a more complete description of the Company's segments, see "Item 1. Business" found elsewhere in this Exhibit.

Disposition of IWCO Direct Holdings, Inc. ("IWCO Direct" or "Direct Marketing")

Beginning in the second quarter of 2020, with the shutdown of the U.S. economy due to the COVID-19 pandemic, IWCO Direct’s business was significantly and adversely affected by a material reduction in customer mailing activities. Against this backdrop, the Company held, on behalf of IWCO Direct, extensive discussions with Cerberus about amending and extending IWCO Direct’s credit facility with Cerberus under which there was approximately $361 million outstanding as of January 31, 2022 that was to mature in December 2022. In addition, the Company’s Board considered a range of strategic options to address the impending maturity. In mid-January 2022, it became apparent that it would not be possible to extend or refinance the credit facility prior to its maturity. In addition, short-term funding under the revolving credit facility became unavailable. IWCO Direct was in the process of implementing the previously disclosed competitive improvement plan (“CIP”) intended to address the changing requirements of its customers and markets. Despite initial favorable outcomes and improving prospects from the CIP, the Company was unable to amend IWCO Direct's credit facility or identify alternatives to refinance IWCO Direct’s indebtedness given the magnitude of that indebtedness relative to the performance of IWCO Direct’s business.

In light of these developments, the Board determined that it was in the best interests of the Company’s stockholders to pursue an orderly and consensual disposition of IWCO Direct to the Cerberus-led investor group. Although the Board considered other alternatives for IWCO Direct, the Board concluded that such alternatives would not be viable and on February 25, 2022, the Company completed the disposition of IWCO Direct to the Cerberus-led investor group (the entire transaction being referred to as the “IWCO Direct Disposal”). The Company did not receive any cash consideration from the Cerberus-led investor group in exchange for the disposition of IWCO Direct.

The Company deconsolidated IWCO Direct as of February 25, 2022 as it no longer held a controlling financial interest as of that date. The results of IWCO Direct are presented as a discontinued operation in all periods reported. Refer to Notes 1 and 3 to the consolidated financial statements in Part I, Item 1 of this Exhibit for further information on the IWCO Direct Disposal.

Impact of COVID-19

The ongoing COVID-19 pandemic has adversely impacted, and is likely to further adversely impact, nearly all aspects of our business and markets, including our workforce and the operations of our clients, suppliers, and business partners. Beginning in March 2020, when the World Health Organization categorized COVID-19 as a pandemic and the President of the United States declared the COVID-19 outbreak a national emergency, we experienced impacts to our customers' demand, facility operations, supply chain, availability and productivity of personnel, while also working to comply with rapidly evolving international, federal, state and local restrictions and recommendations on travel and workplace health and safety. We experienced disruptions to our business continuity as a result of temporary closures of certain of ModusLink’s facilities in the third and fourth quarters of fiscal year 2020, as well as the fourth quarter of fiscal year 2021. However, these temporary closures did not have a significant impact on ModusLink’s operations.

To help combat these impacts and mitigate the financial impact of the COVID-19 pandemic on our business, during fiscal year 2020 we took proactive measures by initiating cost reduction actions, including the waiver of board fees, hiring freezes, staffing and force reductions, company-wide salary reductions, bonus payment deferrals and temporary 401(k) match suspension. The temporary waiver of board fees and company-wide salary reduction actions taken in the prior fiscal year were fully restored prior to the beginning of fiscal year 2021, and the majority of salary reductions were repaid prior to the fiscal quarter ended January 31, 2021.We continue our focus on cash management and liquidity, which includes aggressive working capital management.

In addition, we aim to closely monitor the impact of COVID-19 on all aspects of our business and geographies, including its impact on our clients, employees, suppliers, vendors, business partners and distribution channels. We believe that such impacts could include, but are not limited to, the extent and severity of the impact on our customers and suppliers; the continued disruption to the demand for our businesses' products and services; the impact of the global business and economic environment on liquidity and the availability of capital; delays in payments of outstanding receivables beyond normal payment terms; supply chain disruptions; uncertain demand; and the effect of any initiatives or programs that we may undertake to address financial and operational challenges faced by our customers. The full extent to which the pandemic will directly or indirectly impact our business, results of operations and financial condition, is difficult to predict and will depend on the duration and spread of the ongoing COVID-19 pandemic (including new variants of COVID-19), its severity, the actions to contain the virus or address its impact, the timing, distribution, and efficacy of vaccines and other treatments, U.S. and foreign government actions to respond to the reduction in global economic activity, and how quickly and to what extent normal economic and operating conditions can resume. As of the filing of this Exhibit, all of our facilities were open and able to operate at normal capacities. We will evaluate further actions if circumstances warrant while continuing to strategically support the Company’s future growth initiatives, sales and marketing activities and supply chain solutions and services.

Reverse Stock Split

At our 2020 Annual Meeting of Stockholders, our stockholders approved a reverse stock split of the issued and outstanding shares of our common stock at the ratio of one-for-ten (the "Reverse Stock Split"). Our board is authorized to determine when to file the necessary amendment to our Restated Certificate of Incorporation for the Reverse Stock Split with the Delaware Secretary of State at any time on or before the 12-month anniversary of stockholder approval thereof. The board may, at its discretion, cause the filing of the amendment to effect the Reverse Stock Split or abandon the amendment and not effect the Reverse Stock Split if it determines that any such action is or is not in the best interests of the Company and its stockholders. The board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for our common stock and the Nasdaq Rules. Upon consummation of the Reverse Stock Split, every ten shares of common stock held by a stockholder at that time will be combined into one share of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except for minor adjustments due to the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split.

Additionally, at our 2020 Annual Meeting of Stockholders, our stockholders also approved the amendment to our Restated Certificate of Incorporation to reduce the number of shares of authorized common stock (the “Authorized Shares Reduction”), from 1,400,000,000 to 140,000,000. While our board currently intends to implement the Authorized Shares Reduction to the extent that it implements the Reverse Stock Split, our board reserves its right to elect not to proceed with the Authorized Shares Reduction if it determines, in its sole discretion, following stockholder approval, that this proposal is no longer in the best interests of the Company or its stockholders.

For the risks associated with the Reverse Stock Split and the Authorized Shares Reduction, including risks arising from their implementation or non-implementation, see “Item 1A. Risk Factors-Risks Related to Ownership of Our Common Stock” in our FY 2021 Form 10-K, Our board may effect a reverse split of the issued and outstanding shares of our common stock at the ratio of one-for-ten, the effects of which we cannot predict with certainty and which may be materially adverse to the value of your investment in our common stock.

Results of Operations

Unless otherwise noted, this discussion of operating results relates to our continuing operations.

Fiscal Year 2021 compared to Fiscal Year 2020

	Fiscal Year Ended July 31, 2021	Fiscal Year Ended July 31, 2020	$ Change [1]	% Change [1]
	(In thousands)
Net revenue	$226,256	$338,453	$(112,197)	(49.6)%
Cost of revenue	(178,552)	$(274,681)	$96,129	(53.8)%
Gross profit	47,704	63,772	$(16,068)	(33.7)%
Gross margin percentage	21.1%	18.8%
Selling, general and administrative	(49,274)	$(44,269)	$(5,005)	10.2%
Interest expense, net	(2,615)	(1,991)	$(624)	23.9%
Other gains, net	1,187	$2,157	$(970)	(81.7)%
(Loss) income from continuing operations before income taxes	(2,998)	19,669	$(22,667)	756.1%
Income tax expense	(8,837)	(15,665)	$6,828	(77.3)%
Net loss (income) from continuing operations	(11,835)	4,004	$(15,839)	133.8%
Net loss from discontinued operations	(32,556)	(9,288)	$(23,268)	71.5%

1 favorable (unfavorable) change

Net Revenue:

Consolidated net revenue, for the fiscal year ended July 31, 2021, decreased by approximately $(112.2) million, as compared to the fiscal year ended July 31, 2020. Supply Chain net revenue decreased by: (1) approximately $60.0 million due to lower volume from client exits and (2) approximately $52.2 million due to lower client volume, the majority of which is associated with a client in the computing market. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the fiscal year ended July 31, 2021, as compared to the same period in the prior year.

Cost of Revenue:

Consolidated cost of revenue from continuing operations consists primarily of expenses related to the cost of materials purchased in connection with the provision of supply chain management services as well as costs for salaries and benefits, contract labor, consulting, fulfillment and shipping, and applicable facilities costs. Cost of revenue for the fiscal year ended July 31, 2021 included materials procured on behalf of our Supply Chain clients of $109.0 million, as compared to $190.3 million for the prior year, a decrease of $81.3 million. Supply Chain's cost of revenue decreased by $96.1 million for the fiscal year ended July 31, 2021, as compared to the prior year. The decrease was primarily due to lower material and labor costs due to lower sales volume. The Supply Chain segment's gross margin percentage increased by 230 basis points to 21.1% for the fiscal year ended July 31, 2021, as compared to 18.8% for the fiscal year ended July 31, 2020, primarily due to improved sales mix towards higher margin services. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's gross margin for the fiscal year ended July 31, 2021, as compared to the same period in the prior year.

Selling, General and Administrative:
Consolidated selling, general and administrative expenses from continuing operations for the fiscal year ended July 31, 2021 increased approximately $(5.0) million, primarily due to an increase in costs associated with the information technology function, offset partially by a decrease compensation costs. Corporate-level activity decreased slightly compared to the prior year. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's selling, general and administrative expenses for the fiscal year ended July 31, 2021.

Interest Expense:

Interest expense of continuing operations of $2.6 million for the year ended July 31, 2021 increased by approximately $0.6 million as compared to the prior fiscal year primarily due to higher interest expense associated with the senior convertible note.

Other Gains, Net:

Other gains, net for the fiscal year ended July 31, 2021 were approximately $1.2 million. Other gains, net included gains of $3.2 million from the derecognition of accrued pricing liabilities in the Supply Chain segment, partially offset by $1.9 million in net realized and unrealized foreign exchange losses in the Supply Chain segment.

Other gains, net for the fiscal year ended July 31, 2020 were approximately $2.1 million. Other gains, net included gains of $0.8 million from the derecognition of accrued pricing liabilities in the Supply Chain segment and $0.9 million in net realized and unrealized foreign exchange gains in the Supply Chain segment.

Income Tax Expense:

The Company recorded income tax expense of approximately $8.8 million and $15.7 million for the fiscal years ended July 31, 2021 and 2020, respectively. The decrease in income tax expense is primarily due to changes in both the valuation allowance and foreign taxes, as compared to the prior year.

Loss from Discontinued Operations:

The Company recorded net losses from discontinued operations, net of taxes, of $(32.6) million and $(9.3) million for the years ended July 31, 2021 and 2020, respectively, related to the Company's Direct Marketing segment. The increase in net loss from discontinued operations, net of tax, of $23.1 million was driven by a non-cash pre-tax goodwill impairment charge of $25.7 million recorded in the fiscal year ended July 31, 2021, compared to $0 during the prior fiscal year. This was offset partially by a decrease in intangible asset amortization expense of $7.0 million for the year ended July 31, 2021 as compared to the prior fiscal year due to trademarks and tradenames that became fully amortized in December 2020 and lower amortization expense with respect to the customer relationship intangible assets.

Off-Balance Sheet Financing Arrangements:

The Company does not have any material off-balance sheet financing arrangements.

Liquidity and Capital Resources

Anticipated Sources and Uses of Cash Flow

Historically, the Company has financed its operations and met its capital requirements primarily through funds generated from operations, the sale of it securities, borrowings from lending institutions and sale of facilities that were not fully utilized. The following table summarizes our liquidity:

July 31, 2021
(In thousands)
Cash and cash equivalents	$58,117
Readily available borrowing capacity under MidCap Credit Facility	8,687
$66,804

The table above does not include: (1) $38.8 million of IWCO Direct's cash and cash equivalents which are classified in Current assets of discontinued operations as of July 31, 2021 and (2) $25.0 million of readily available borrowing capacity under the Cerberus Credit Facility as of July 31, 2021.

Due to the changes reflected in the U.S. Tax Cuts and Jobs Act in December 2017 ("U.S. Tax Reform"), there is no U.S. tax payable upon repatriating the undistributed earnings of foreign subsidiaries considered not subject to permanent investment. Foreign withholding taxes would range from 0% to 10% on any repatriated funds. For the Company, earnings and profits have been calculated at each subsidiary. The Company's foreign subsidiaries are in an overall net deficit for earnings and profits purposes. As such, no adjustment was made to U.S. taxable income in the fiscal year ended July 31, 2021 relating to this aspect of the U.S. Tax Reform. In future years, the Company will be able to repatriate its foreign earnings without incurring additional U.S. tax as a result of a 100% dividends received deduction. The Company believes that any future withholding taxes or state taxes associated with such a repatriation would be minor.

Disposal of IWCO Direct

As a result of the IWCO Direct Disposal, the Company has no debt outstanding under the Cerberus Credit Facility as of February 25, 2022. Additionally, the CIP, which had estimated future cash outflows remaining of approximately $44 million, will no longer be a future cash outflow of the Company after February 25, 2022.

Consolidated net working capital for continuing operations was $22.3 million at July 31, 2021, compared with $10.8 million at July 31, 2020. Included in net working capital were cash and cash equivalents of $58.1 million at July 31, 2021 and $58.3 million at July 31, 2020. The improvement in the net working capital was primarily driven by lower accounts payable, partially offset by lower accounts receivable due to earlier customer cash receipts, reflecting our focus on cash collection, as well as increased lease liabilities recognized due to the adoption of new accounting standards.

Sources and uses of cash for the year ended July 31, 2021, as compared to the year ended July 31, 2020, are as follows:

	Fiscal Year Ended July 31,
	2021	2020	$ Change
	(In thousands)
Net cash (used in) provided by operating activities of continuing operations	$(8,110)	$46,671	$(54,781)
Net cash used in investing activities of continuing operations	(1,035)	(1,710)	675
Net cash used in financing activities of continuing operations	(2,195)	(2,632)	437

Operating Activities: Net cash used in operating activities was $8.1 million for the fiscal year ended July 31, 2021. The $54.8 million decrease as compared to the prior fiscal year was primarily due to lower gross profits, as a result of lower sales volumes, and a reduction in funds held for clients. The Company's cash flows related to operating activities are dependent on several factors, including profitability, accounts receivable collections, effective inventory management practices and optimization of the credit terms of certain vendors of the Company, the market for outsourcing services, and the overall performance of the technology sector impacting the Supply Chain segment.

Investing Activities: Net cash used in investing activities was $1.0 million and $1.7 million for the fiscal year ended July 31, 2021 and 2020, respectively, and was primarily comprised of capital expenditures. The decrease in capital expenditures in the fiscal year ended July 31, 2021 is primarily due to capital expenditure management as a result of the COVID-19 pandemic.

Financing Activities: The $2.2 million and $2.6 million of cash used in financing activities during the fiscal year ended July 31, 2021 and 2020, respectively, was primarily due to $2.1 million in payment of preferred dividends.

Debt and Financing Arrangements

As of July 31, 2021 outstanding debt consisted of the following:

July 31, 2021
(In thousands)
7.50% Convertible Note due March 1, 2024	14,940
$14,940

Following is a summary of Company’s outstanding debt and financing agreements. Refer to Note 7 to our consolidated financial statements in this Exhibit for further information.

7.50% Convertible Senior Note

On February 28, 2019, the Company entered into that certain 7.50% Convertible Senior Note Due 2024 Purchase Agreement with SPHG Holdings whereby SPHG Holdings loaned the Company $14.9 million in exchange for a 7.50% Convertible Senior Note due 2024 (the "SPHG Note"). The SPHG Note bears interest at the fixed rate of 7.50% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2019. The SPHG Note will mature on March 1, 2024 (the "SPHG Note Maturity Date"), unless earlier repurchased by the Company or converted by the holder in accordance with its terms prior to such maturity date.

At its election, the Company may pay some or all of the interest due on each interest payment date by increasing the principal amount of the SPHG Note in the amount of such interest due or any portion thereof (such payment of interest by increasing the principal amount of the SPHG Note referred to as "PIK Interest"), with the remaining portion of the interest due on such interest payment date (or, at the Company's election, the entire amount of interest then due) to be paid in cash by the Company. Following an increase in the principal amount of the SPHG Note as a result of a payment of PIK Interest, the SPHG Note will bear interest on such increased principal amount from and after the date of such payment of PIK Interest. SPHG Holdings has the right to require the Company to repurchase the SPHG Note upon the occurrence of certain fundamental changes, subject to certain conditions, at a repurchase price equal to 100% of the principal amount of the SPHG Note plus accrued and unpaid interest. The Company will have the right to elect to cause the mandatory conversion of the SPHG Note in whole, and not in part, at any time on or after March 6, 2022, subject to certain conditions including that the stock price of the Company exceeds a certain threshold. SPHG Holdings has the right, at its option, prior to the close of business on the business day immediately preceding the SPHG Note Maturity Date, to convert the SPHG Note or a portion thereof that is $1,000 or an integral multiple thereof, into shares of common stock (if the Company has not received a required stockholder approval) or cash, shares of common stock or a combination of cash and shares of common stock, as applicable (if the Company has received a required stockholder approval), at an initial conversion rate of 421.2655 shares of common stock, which is equivalent to an initial conversion price of approximately $2.37 per share (subject to adjustment as provided in the SPHG Note) per $1,000 principal amount of the SPHG Note (the "Conversion Rate"), subject to, and in accordance with, the settlement provisions of the SPHG Note. For any conversion of the SPHG Note, if the Company is required to obtain and has not received approval from its stockholders in accordance with Nasdaq Stock Market Rule 5635 to issue 20% or more of the total shares of common stock outstanding upon conversion (including upon any mandatory conversion) of the SPHG Note prior to the relevant conversion date (or, if earlier, the 45th scheduled trading day immediately preceding the SPHG Note Maturity Date), the Company shall deliver to the converting holder, in respect of each $1,000 principal amount of the SPHG Note being converted, a number of shares of common stock determined by reference to the Conversion Rate, together with a cash payment, if applicable, in lieu of delivering any fractional share of common stock based on the volume weighted average price (VWAP) of its common stock on the relevant conversion date, on the third business day immediately following the relevant conversion date. As of July 31, 2021, the net carrying value of the SPHG Note was $9.3 million.

MidCap Credit Facility

On December 31, 2019, ModusLink, as borrower, and certain of its subsidiaries as guarantors (the "MidCap Guarantors"), entered into a revolving credit and security agreement (the "MidCap Credit Agreement"), with MidCap Financial Trust, as lender and as agent ("MidCap"). The MidCap Credit Agreement, which expires on December 31, 2022, provides for a maximum credit commitment of $12.5 million and a sublimit of $5.0 million for letters of credit. The actual maximum credit available under the MidCap Credit Agreement varies from time to time and is determined by calculating the applicable borrowing base, which is based upon applicable percentages of the values of (a) eligible accounts receivable; plus (b) the least of (i) the orderly liquidation value of eligible inventory, (ii) the value of eligible inventory based on first-in-first-out cost or market cost and other adjustments, and (iii) $4.5 million; minus (c) reserves; all as specified in the MidCap Credit Agreement. Amounts borrowed under the MidCap Credit Agreement are due and payable, together with all unpaid interest, fees and other obligations, on December 31, 2022.

Generally, borrowings under the MidCap Credit Agreement bear interest at a rate per annum equal to the LIBOR Rate (as defined in the MidCap Credit Agreement), which is subject to adjustment by MidCap, plus a margin of 4% per annum. In addition to paying interest on outstanding principal under the MidCap Credit Agreement, ModusLink is required to pay an unused line fee of 0.50% per annum. ModusLink is also required to pay a customary letter of credit fee equal to the applicable margin on loans bearing interest at the LIBOR Rate.

Obligations under the MidCap Credit Agreement are guaranteed by the MidCap Guarantors, and the MidCap Credit Agreement is secured by security interests in substantially all of the assets of ModusLink and the MidCap Guarantors, including a pledge of all of the equity interests of each subsidiary of ModusLink that is a domestic entity (subject to certain limited exceptions). Steel Connect, Inc. is not a borrower or a guarantor under the MidCap Credit Agreement.

The MidCap Credit Agreement includes certain representations and warranties of ModusLink, as well as events of default and certain affirmative and negative covenants that are customary for credit agreements of this type. These covenants include restrictions on borrowings, investments and dispositions by ModusLink, as well as limitations on ModusLink's ability to make certain distributions and to enter into transactions with affiliates. The MidCap Credit Agreement requires compliance with certain financial covenants providing for the maintenance of a minimum fixed charge coverage ratio, all as more fully described in the MidCap Credit Agreement.

On December 9, 2020, ModusLink entered into a First Amendment to the MidCap credit agreement ("Amendment No. 1") by and among ModusLink, certain of ModusLink's subsidiaries and MidCap as lender and agent. Amendment No. 1 amended the MidCap credit agreement to permit special cash dividends to be made on or prior to July 31, 2021 in an aggregate amount not to exceed $50.0 million (the "Special Distributions") to the Company. Payment of the Special Distributions will eliminate the availability of the general dividend basket for the fiscal year ending July 31, 2021. Special Distributions totaling $40.0 million were made by ModusLink to the Company during the fiscal year ended July 31, 2021. In addition, Amendment No. 1 incorporated a new minimum liquidity financial covenant, which required that the sum of excess availability under the MidCap credit agreement and the amount of qualified cash and cash equivalents of the borrower was not less than $3.0 million until the earlier of July 31, 2021 or the date on which the borrower has either distributed the maximum amount of the Special Distributions or waived the ability to make further Special Distributions. Among other things, Amendment No. 1 also increased the percentage of eligible accounts included in the borrowing base from 50% to 75% and amended the condition for borrowing of revolving loans after the effective date of Amendment No. 1 to require evidence that specified availability (the sum of excess availability and the difference between the borrowing base and the aggregate revolving loan commitments) is not less than $3.0 million prior to giving effect to any such borrowing.

On June 2, 2021, ModusLink entered into a Second Amendment to the MidCap credit agreement (“Amendment No. 2”) by and among ModusLink, certain of ModusLink’s subsidiaries, and MidCap as lender and agent. Amendment No. 2 amended the MidCap Credit Agreement to extend the time period for payment from ModusLink to the Company of special distributions to July 31, 2022. In addition, the unused line fee was increased to 0.65% in Amendment No. 2 and certain other technical amendments were incorporated.

On July 1, 2021, ModusLink entered into a Third Amendment to the Credit Agreement (“Amendment No. 3”) which increases the effective cap on eligibility of unpaid Eligible Accounts, as defined in the Credit Agreement, from a certain obligor to $8.0 million. In addition, Amendment No. 3 amended the Credit Agreement to require disclosure by ModusLink of certain discount payments owing to certain of its customers which are not expected to be deducted from the Borrowing Base in the future.

Upon the occurrence and during the continuation of an event of default under the MidCap Credit Agreement, MidCap may, among other things, declare all obligations under the MidCap Credit Agreement immediately due and payable and increase the interest rate at which loans and other obligations under the MidCap Credit Agreement bear interest. The MidCap Credit Agreement expires on December 31, 2022. ModusLink intends to refinance this revolving credit agreement. ModusLink's ability to refinance this revolving credit agreement will depend on the capital and credit markets and our financial condition at such time. As of and during the fiscal year ended July 31, 2021, ModusLink was in compliance with all financial covenants in the MidCap Credit Agreement. ModusLink believes it will remain in compliance with the MidCap Credit

Agreement’s covenants for the next twelve months. At July 31, 2021, the Company did not have any balance outstanding under the MidCap Credit Facility and had a readily available borrowing capacity of $8.7 million.

Steel Connect, Inc., as Parent

As indicated above, Steel Connect, Inc. (excluding its operating subsidiaries, the "Parent") is not a borrower or a guarantor under its subsidiaries' credit facilities, and these credit facilities place limits on distributions to the Parent. Under the Cerberus Credit Facility, IWCO Direct was permitted to make distributions to the Parent, in an aggregate amount not to exceed $5.0 million in any fiscal year for management service fees. The Parent was entitled to receive additional cash remittances under a tax sharing agreement from IWCO Direct; however, the total amount that IWCO Direct may distribute to the Parent for management fees and tax sharing during the calendar year ended December 31, 2020, was limited to $5.0 million. Distributions by ModusLink to the Parent are limited to $2.0 million in any fiscal year under the terms of the MidCap Credit Agreement; provided, however, pursuant to the MidCap Credit Agreement amendments described above the ModusLink is permitted to make a special cash dividends to be made on or prior to July 31, 2022 in an aggregate amount not to exceed $50.0 million to the Company. Payment of this Special Distributions will eliminate the availability of the general dividend basket for the fiscal year ending July 31, 2021 and July 31, 2022. Special Distributions totaling $40.0 million were made by ModusLink to the Company during the fiscal year ended July 31, 2021. Distributions by ModusLink to the Parent, other than periods in which Special Distributions are permitted, are limited to $2.0 million in any fiscal year under the terms of the MidCap Credit Agreement.

The Parent believes it has access to adequate resources to meet its needs for normal operating costs, debt obligations and working capital for at least the next twelve months; however, there can be no assurances that the Parent and its operating businesses will continue to have access to their lines of credit if their financial performance does not satisfy the financial covenants set forth in their respective financing agreements, which could also result in the acceleration of their debt obligations by their respective lenders, adversely affecting liquidity.

Contractual Obligations

Our principal uses of cash will be to provide working capital, meet debt service requirements, fund capital expenditures and execute management’s strategic plans. As of July 31, 2021, we had contractual cash obligations to repay debt, to purchase goods and services and to make payments under operating and capital lease leases. As of July 31, 2021, payments due under these long-term obligations are as follows:

	Less than 1 year	2-3 years	4-5 years	More than 5 years	Total
	(In thousands)
Debt(1)	$—	$14,940	$—	$—	$14,940
Interest payments(2)	1,136	2,275	—	—	3,411
Operating lease liabilities	9,642	5,872	2,666	390	18,570
Financing lease liabilities	6	114	—	—	120
Preferred dividend payments	2,100	4,200	4,200	†	10,500
	$12,884	$27,401	$6,866	$390	$47,541

(1) Represents principal amount of debt and only includes the scheduled principal payment of the SPHG Note.
(2) Represents interest payments on the SPHG Note.
† Holders of the Preferred Stock receive dividends at 6% per annum.

Critical Accounting Policies

Our significant accounting policies are discussed in Note 2 to our audited consolidated financial statements. The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to: (1) revenue recognition; (2) valuation allowances for trade and other receivables and inventories; (3) the valuation of goodwill, other intangible assets and long-lived assets; (4) contingencies, including litigation reserves; (5) restructuring charges and related severance expenses; (6) litigation reserves; (7) pension obligations, (8) going concern assumptions, and (9) accrued pricing and tax related liabilities. Of the accounting estimates we routinely make relating to our critical accounting policies, those estimates made in the process of: recognition of revenue; determining the valuation of inventory and related reserves; accounting for impairment of goodwill, other intangible assets and long-lived assets; and establishing income tax valuation allowances and liabilities are the estimates most likely to have a material impact on our financial position and results of operations. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Changes in estimates are reflected in the periods in which they become known. However, because these estimates inherently involve judgments and uncertainties, there can be no assurance that actual results will not differ materially from those estimates.

We believe that our critical accounting estimates have the following attributes: (1) we are required to make assumptions about matters that are uncertain and require judgment at the time of the estimate; (2) use of reasonably different assumptions could have changed our estimates, particularly with respect to recoverability of assets; and (3) changes in the estimate could have a material effect on our financial condition or results of operations. We believe the critical accounting policies below contain the more significant judgments and estimates used in the preparation of our financial statements:

•Revenue recognition
•Accounting for long-lived assets
•Income taxes

Revenue Recognition

The Company recognizes revenue from its contracts with customers primarily from the sale of supply chain management services. Revenue is recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For ModusLink's supply chain management services arrangements, the services are considered to be transferred over time as they are performed. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Supply chain management services.

ModusLink's revenue primarily comes from the sale of supply chain management services to its clients. Amounts billed to customers under these arrangements include revenue attributable to the services performed as well as for materials procured on the customer's behalf as part of its service to them. The majority of these arrangements consist of two distinct performance obligations (i.e, warehousing/inventory management service and a separate kitting/packaging/assembly service), revenue related to each of which is recognized over time as services are performed using an input method based on the level of efforts expended.

Other.

Other revenue consists of cloud-based software subscriptions, software maintenance and support service contracts, fees for professional services and fees for the sale of perpetual software licenses in ModusLink's e-Business operations. Except for perpetual software licenses, revenue related to these arrangements is recognized on a straight-line basis over the term of the agreement or over the term of the agreement in proportion to the costs incurred in satisfying the obligations under the contract. Revenue from the sale of perpetual licenses is recognized at a point in time upon execution of the relevant license agreement and when delivery has taken place.

Significant Judgments

The Company's contracts with customers may include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. For arrangements with multiple performance obligations, the Company allocates revenue to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation. The Company generally determines standalone selling prices based on the prices charged to customers and uses a range of amounts to estimate standalone selling prices when we sell each of the products and services separately and need to determine whether there is a discount that needs to be allocated based on the relative standalone selling prices of the various products and services. The Company typically has more than one range of standalone selling prices for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, the Company may use information such as the type of customer and geographic region in determining the range of standalone selling prices.

The Company may provide credits or incentives to customers, which are accounted for as variable consideration when estimating the transaction price of the contract and amounts of revenue to recognize. The amount of variable consideration to include in the transaction price is estimated at contract inception using either the estimated value method or the most likely amount method based on the nature of the variable consideration. These estimates are updated at the end of each reporting period as additional information becomes available and revenue is recognized only to the extent that it is probable that a significant reversal of any amounts of variable consideration included in the transaction price will not occur.

Principal Versus Agent Revenue Recognition

For revenue generated from contracts with customers involving another party, the Company considers whether it maintains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment and discretion in establishing price. Revenues are recognized on a gross basis if the Company is acting in the capacity of a principal and on a net basis if its acting in the capacity of an agent.

Accounting for Impairment of Long-Lived Assets

Our long-lived assets include property, plant and equipment, capitalized software development costs for software to be sold, leased or otherwise marketed, and certain long-term investments. As July 31, 2021, the consolidated carrying values of our property, plant and equipment from continuing operations were 4.6 million, which represented 3.2% of total assets from continuing operations. We review the valuation of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds its fair value or net realizable value expected to result from the asset's use and eventual disposition. We use a variety of factors to assess valuation, depending upon the asset. Long-lived assets are evaluated based upon the expected period the asset will be utilized and other factors depending on the asset, including estimated future sales, profits and related cash flows. Changes in estimates and judgments on any of these factors could have a material impact on our results of operations and financial position.

Income Taxes

The Company has net operating loss carryforwards for federal and state tax purposes of approximately $2.1 billion and $111.1 million, respectively, as of July 31, 2021. A 5% reduction in the Company's current valuation allowance on these federal and state net operating loss carryforwards would result in an income tax benefit of approximately $23.4 million. Income taxes are accounted for under the provisions of ASC 740, Income Taxes, using the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This methodology is subjective and requires significant estimates and judgments in the determination of the recoverability of deferred tax assets and in the calculation of certain tax liabilities. As of July 31, 2021 and 2020, a valuation allowance has been recorded against the deferred tax asset in the U.S. and certain of its foreign subsidiaries since management believes that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. In each reporting period, we evaluate the adequacy of our valuation allowance on our deferred tax assets. In the future, if the Company is able to demonstrate a consistent trend of pre-tax income, then at that time management may reduce its valuation allowance accordingly. The Company also performs a valuation allowance scheduling exercise based on the deferred tax assets and liabilities as of July 31, 2021. From a state perspective, the Company does not have enough deferred tax assets in certain state jurisdictions to offset future income from the reversal of its deferred tax liabilities, and therefore a state deferred tax liability was recorded in the period ending July 31, 2021.

In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in several tax jurisdictions. The Company is periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, we record estimated reserves for exposures. Based on our evaluation of current tax positions, the Company believes it has appropriately accrued for exposures as of July 31, 2021.

Recent Accounting Pronouncements

For a discussion of the Company's new or recently adopted accounting pronouncements, see Note 2 to the consolidated financial statements found elsewhere in this Exhibit.

Tax Benefits Preservation Plan

Our past operations generated significant net operating losses, or NOLs. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted in response to the COVID-19 pandemic which among, other things, amends the treatment of NOLs. Under federal tax laws, for NOLs arising in tax years beginning before January 1, 2018, we generally can use any such NOLs and certain related tax credits to reduce ordinary income tax paid in our prior two tax years or on our future taxable income for up to 20 years, at which point they "expire" for such purposes. Until they expire, we can "carry forward" NOLs and certain related tax credits that we do not use in any particular year to offset taxable income in future years. For NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021, we are allowed to carryback such NOLs to each of the five taxable years preceding the taxable year of such losses and generally can use any such NOLs and certain related tax credits to reduce ordinary income tax paid on our future taxable income indefinitely; however, except for NOLs generated in tax years beginning after December 31, 2017 and prior to January 1, 2021 (which can be carried back to reduce taxable income for the prior five tax years), any such NOLs cannot be used to reduce ordinary income tax paid in prior tax years. In addition, the deduction for NOLs arising in tax years beginning after December 31, 2020 is limited to 80 percent of our taxable income for any tax year (computed without regard to the NOL deduction). NOLs arising in tax years beginning before January 1, 2018, are referred to herein as "Current NOLs." The Company had net NOL carryforwards for federal and state tax purposes of approximately $2.1 billion and $111.0 million, respectively, at July 31, 2021, substantially all of which arose in tax years ending before January 1, 2018. While we cannot estimate the exact amount of NOLs that we will be able use to reduce future income tax liability because we cannot predict the amount and timing of our future taxable income, we believe our NOLs are a very valuable asset. For more information, see “Item 1A. Risk Factors—Risks Related to Taxation—We may be unable to realize the benefits of our net operating loss carry-forwards and other tax benefits (collectively, the ‘NOLs’ or ‘Tax Benefits’).”

In early 2018, Company's board of directors adopted the Protective Amendment and Tax Plan, each designed to preserve the Company's ability to utilize its NOLs, by preventing an "ownership change" within the meaning of Section 382 of the Internal Revenue Code that would impair the Company's ability to utilize its NOLs. Later that year, the stockholders of Steel Connect approved the Protective Amendment and Tax Plan.

The federal net operating losses will expire from fiscal year 2022 through 2038, and the state net operating losses will expire from fiscal year 2019 through 2039. The Company's ability to use its Tax Benefits would be substantially limited if the Company undergoes an Ownership Change. The Protective Amendment and Tax Plan are intended to prevent an Ownership Change of the Company that would impair the Company's ability to utilize its Tax Benefits.

The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to an agent of the Company along with any dividends or other distributions paid with respect to such excess stock. The agent is required to sell such excess stock in an arm's-length transaction (or series of transactions) that would not constitute a violation under the Protective Amendment.

As part of the Tax Plan, the Board declared a dividend of one right (a “Right”) for each share of common stock then outstanding. The dividend was payable to holders of record as of the close of business on January 29, 2018. Any shares of common stock issued after January 29, 2018, will be issued together with the Rights. Each Right initially represents the right to purchase one one-thousandth of a share of newly created Series D Junior Participating Preferred Stock.

Initially, the Rights will be attached to all certificates representing shares of common stock then outstanding, and no separate rights certificates will be distributed. In the case of book entry shares, the Rights will be evidenced by notations in the book entry accounts. Subject to certain exceptions specified in the Tax Plan, the Rights will separate from the common stock and a distribution date (the “Distribution Date”) will occur upon the earlier of (i) ten (10) business days following a public announcement that a stockholder (or group) has become a beneficial owner of 4.99-percent or more of the shares of common stock then outstanding or (ii) ten (10) business days (or such later date as the Board determines) following the commencement of a tender offer or exchange offer that would result in a person or group becoming a 4.99 percent stockholder.

Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a new 4.99-percent stockholder after adoption of the Tax Plan, the Rights would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after a non-exempt stockholder (or group) becomes a 4.99-percent stockholder, each holder of the Right (other than the 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount.

The Protective Amendment does not expire. The Rights are not exercisable until the Distribution Date and will expire at 11:59 p.m., on January 18, 2024, unless the Rights are earlier redeemed or exchanged as provided in the Tax Plan or the board earlier determines that the Tax Plan is no longer necessary or desirable for the preservation of the Tax Benefits. For more information, see “Item 1A. Risk Factors—Risks Related to Taxation—We may be unable to realize the benefits of our net operating loss carry-forwards and other tax benefits (collectively, the ‘NOLs’ or ‘Tax Benefits’).”

ITEM 8.— FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Steel Connect, Inc.
Smyrna, Tennessee

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Steel Connect, Inc. and subsidiaries (the “Company”) as of July 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended July 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at July 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment

As described in Discontinued Operations within Note 3 to the consolidated financial statements, the Company’s goodwill of $231.5 million as of July 31, 2021 pertains to the Direct Marketing reporting unit. Due to significant customers losses during the third quarter of FY 2021, the Company performed a quantitative assessment to test for goodwill impairment. The Company determined that the goodwill was impaired and recorded a non-cash impairment charge of $25.7 million as of April 30, 2021 through an interim impairment test. Additionally, the Company performed their annual assessment as of June 30, 2021 and needed to perform another quantitative assessment due to the strategic restructuring plan that the Company began to implement in the fourth quarter of FY 2021. For both assessments, management estimated the fair value of the Direct Marketing reporting unit using the discounted cash flow method under the income approach. The determination of the fair value of the reporting unit requires management to make significant estimates and assumptions related to future cash flows and the discount rate used in the valuation model.

We identified the valuation of goodwill during the interim and annual impairment assessments as a critical audit matter. The principal considerations for our determination are the inherent uncertainties related to the Company’s forecasts for the Direct Marketing reporting unit for both periods and how various factors could affect the Company’s forecasted assumptions, in particular, the revenue projections and the discount rate for the interim and annual impairment test and gross margin projections specific to the annual impairment test. Auditing these significant assumptions and judgments involved especially challenging auditor judgment and an increased level of effort, including the extent of specialized skills and knowledge needed.

The primary procedures we performed to address this critical audit matter for both the interim and annual impairment tests included:

•Evaluating the reasonableness of the assumptions used in the income approach, including revenue projections and gross margins by: (i) comparing the forecasts to historical results (ii) comparing printing industry information to the Company’s forecast to determine whether contradictory evidence exists, and (iii) reviewing the future production reports, including obtaining customer purchase orders to test future production volume.

•Testing the accuracy and completeness of the data used by management to develop its projections.

•Utilizing personnel with specialized knowledge and skills in valuation to assist in: (i) assessing the appropriateness of valuation methods, (ii) testing the mathematical accuracy of the Company’s calculations, and (iii) evaluating the reasonableness of certain assumptions, including the discount rate used in the income approach.

In addition to the above procedures, to address this critical audit matter for the annual impairment test, the procedures we performed included:

•Evaluating the reasonableness of the assumptions used for the gross margin projections in the income approach, by: (i) calculating the impact to gross margins due to the assumptions used in customer attrition (ii) reviewing the assumptions used in the Company’s strategic plan, including cost reductions and certain planned capital expenditures, and comparing to contractual agreements, and (iii) calculating the impact to projected gross margins due to corresponding headcount reductions and the projected elimination of overtime expenses to determine the accuracy of the Company’s forecast.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2014.

New York, NY
October 29, 2021, except for Notes 1 through 9, 12, 15, 16, 18 and 21 as to which the date is August 1, 2022

STEEL CONNECT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	July 31, 2021	July 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$58,117	$58,317
Accounts receivable, trade, net of allowance for doubtful accounts of $49 and $134 at July 31, 2021 and 2020, respectively	36,547	49,857
Inventories, net	9,043	10,518
Funds held for clients	8,212	18,755
Prepaid expenses and other current assets	4,958	4,357
Current assets of discontinued operations	96,522	81,739
Total current assets	213,399	223,543
Property and equipment, net	4,616	6,943
Operating lease right-of-use assets	18,253	22,189
Other assets	5,692	3,761
Long-term assets of discontinued operations	434,421	502,736
Total assets	$676,381	$759,172

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,829	$46,168
Accrued expenses	32,653	34,834
Funds held for clients	8,212	18,755
Current lease obligations	9,630	10,266
Other current liabilities	14,277	20,952
Current liabilities of discontinued operations	123,392	118,957
Total current liabilities	217,993	249,932
Convertible note payable	9,343	8,054
Long-term lease obligations	8,719	11,826
Other long-term liabilities	3,863	4,358
Long-term liabilities of discontinued operations	395,071	401,004
Total long-term liabilities	416,996	425,242
Total liabilities	634,989	675,174
Commitments and contingencies (Note 10)
Contingently redeemable preferred stock, $0.01 par value per share. 35,000 shares authorized, issued and outstanding at July 31, 2021 and 2020	35,180	35,180
Stockholders' equity:
Preferred stock, $0.01 par value per share. 4,965,000 shares authorized at July 31, 2021 and 2020; zero shares issued and outstanding at July 31, 2021 and 2020	—	—
Common stock, $0.01 par value per share. Authorized 1,400,000,000 shares; 63,099,496 issued and outstanding shares at July 31, 2021; 62,787,919 issued and outstanding shares at July 31, 2020	632	628
Additional paid-in capital	7,478,638	7,478,047
Accumulated deficit	(7,480,220)	(7,433,700)
Accumulated other comprehensive income	7,162	3,843
Total stockholders' equity	6,212	48,818
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$676,381	$759,172
Conti

The accompanying notes are an integral part of these consolidated financial statements.

=338453STEEL CONNECT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Fiscal Year Ended July 31,
	2021	2020
Net revenue	$226,256	$338,453
Cost of revenue	178,552	274,681
Gross profit	47,704	63,772
Operating expenses:
Selling, general and administrative	49,274	44,269
Total operating expenses	49,274	44,269
Operating (loss) income from operations	(1,570)	19,503
Other income (expense):
Interest income	11	59
Interest expense	(2,615)	(1,991)
Other gains, net	1,176	2,098
Total other (expense) income	(1,428)	166
(Loss) income from continuing operations before income taxes	(2,998)	19,669
Income tax expense	8,837	15,665
Net (loss) income from continuing operations	(11,835)	4,004
Net loss from discontinued operations	(32,556)	(9,288)
Net loss	(44,391)	(5,284)
Less: Preferred dividends on redeemable preferred stock	(2,129)	(2,129)
Net loss attributable to common stockholders	$(46,520)	$(7,413)

Basic and diluted net loss per share attributable to common stockholders:
Continuing operations	$(0.23)	$0.03
Discontinued operations	$(0.52)	$(0.15)
Basic and diluted total net loss per share	$(0.75)	$(0.12)

Weighted average common shares used in:
Basic and diluted loss per share	62,142	61,644

The accompanying notes are an integral part of these consolidated financial statements.

STEEL CONNECT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Fiscal Year Ended July 31,
	2021	2020
Net loss	$(44,391)	$(5,284)
Other comprehensive income:
Foreign currency translation adjustment	4,737	8
Net loss on securities, net of tax	—	(96)
Pension liability adjustments, net of tax	(1,418)	2,897
Other comprehensive income	3,319	2,809
Comprehensive loss	$(41,072)	$(2,475)

The accompanying notes are an integral part of these consolidated financial statements.

STEEL CONNECT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except share amounts)

	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance at July 31, 2019	61,805,856	$618	$7,477,327	$(7,426,287)	$1,034	$52,692
Net loss	—	—	—	(5,284)	—	(5,284)
Preferred dividends	—	—	—	(2,129)	—	(2,129)
Issuance of common stock pursuant to employee stock purchase plan	21,540	—	10	—	—	10
Restricted stock grants, net of forfeitures	960,523	10	(10)	—	—	—
Share-based compensation	—	—	720	—	—	720
Other comprehensive items	—	—	—	—	2,809	2,809
Balance at July 31, 2020	62,787,919	$628	$7,478,047	$(7,433,700)	$3,843	$48,818
Net loss	—	—	—	(44,391)	—	(44,391)
Preferred dividends	—	—	—	(2,129)	—	(2,129)
Issuance of common stock pursuant to employee stock purchase plan	9,145	—	4	—	—	4
Restricted stock grants, net of forfeitures	302,432	4	(4)	—	—	—
Share-based compensation	—	—	591	—	—	591
Other comprehensive items	—	—	—	—	3,319	3,319
Balance at July 31, 2021	63,099,496	$632	$7,478,638	$(7,480,220)	$7,162	$6,212

The accompanying notes are an integral part of these consolidated financial statements.

STEEL CONNECT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended July 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(44,391)	$(5,284)
Less: Loss from discontinued operations, net of tax	(32,556)	(9,288)
Loss (income) from continuing operations	(11,835)	4,004
Adjustments to reconcile net loss (income) to net cash flows from operating activities:
Depreciation	3,403	4,111
Amortization of deferred financing costs	137	80
Accretion of debt discount	1,289	622
Share-based compensation	591	720
Non-cash lease expense	9,953	10,161
Other losses (gains), net	439	(2,098)
Changes in operating assets and liabilities:
Accounts receivable, net	13,548	13,163
Inventories, net	1,628	6,392
Prepaid expenses and other current assets	(484)	2,799
Accounts payable and accrued expenses	(18,726)	(5,575)
Refundable and accrued income taxes, net	15,667	19,415
Other assets and liabilities	(23,720)	(7,123)
Net cash (used in) provided by operating activities of continuing operations	(8,110)	46,671
Cash flows from investing activities:
Additions to property and equipment	(1,217)	(1,873)
Proceeds from the disposition of property and equipment	182	—
Proceeds from the sale of available-for-sale securities	—	163
Net cash used in investing activities of continuing operations	(1,035)	(1,710)
Cash flows from financing activities:
Payments of debt financing and amendment costs	—	(414)
Payments of preferred dividends	(2,129)	(2,135)
Repayments on capital lease obligations	(70)	(100)
Proceeds from issuance of common stock	4	17
Net cash used in financing activities of continuing operations	(2,195)	(2,632)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	597	1,124
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,743)	43,453
Cash, cash equivalents and restricted cash, beginning of period	77,072	33,619
Cash, cash equivalents and restricted cash, end of period	$66,329	$77,072

Cash and cash equivalents of continuing operations, end of period	$58,117	$58,317
Funds held for clients, end of period	8,212	18,755
Cash, cash equivalents and restricted cash, end of period	$66,329	$77,072

Cash flows from discontinued operations:
Operating activities	$31,176	$24,956
Investing activities	(2,291)	(10,176)
Financing activities	(7,642)	(9,654)
Net cash provided by discontinued operations	$21,243	$5,126

The accompanying notes are an integral part of these consolidated financial statements.

STEEL CONNECT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)NATURE OF OPERATIONS

Steel Connect, Inc., (the "Company"), is a holding company which operates through its wholly-owned subsidiary ModusLink Corporation ("ModusLink" or "Supply Chain").

ModusLink is a supply chain business process management company serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. The Company also produces and licenses an entitlement management solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products.

Disposition of IWCO Direct

On February 25, 2022, the Company entered into a transaction agreement (the “Transaction Agreement”) with (a) IWCO Direct Holding Inc. (''IWCO Direct" or "Direct Marketing") and its indirect subsidiaries, (b) Cerberus Business Finance, LLC, in its capacities as collateral agent and administrative agent under a financing agreement (in such capacities, the “Agent”), dated as of December 15, 2017, between IWCO Direct, IWCO Direct’s direct and indirect subsidiaries, the Agent and the lenders party thereto (the “Lenders”) (the “Financing Agreement”), (c) the Lenders, (d) the Lenders or their respective designees listed on the signature pages to the Transaction Agreement under the caption “Participating Lender Purchasers” (the “Participating Lender Purchasers”), (e) SPH Group Holdings LLC (the “Sponsor”) and (f) Instant Web Holdings, LLC (the “Buyer”), an entity owned by the Participating Lender Purchasers. On the Effective Date (as defined in the Transaction Agreement) and pursuant to the terms of the Transaction Agreement, the Company transferred all of its interests in IWCO Direct to the Buyer as part of a negotiated restructuring of the capital structure and certain financial obligations of IWCO Direct under the Financing Agreement as contemplated by the Transaction Agreement. See Note 3 for further details regarding the disposition of IWCO Direct.

Historically, the Company has financed its operations and met its capital requirements primarily through funds generated from operations, the sale of its securities, borrowings from lending institutions and sale of facilities that were not fully utilized. The Company believes it has access to adequate resources to meet its needs for normal operating costs, capital expenditures, mandatory debt redemptions and working capital for its existing business for at least twelve months from the date of this filing. These resources include cash and cash equivalents and ModusLink's credit agreement with MidCap Financial Trust ("MidCap") provided by operating activities. The Company's expectations regarding its ability to use its existing cash to continue funding its operations are based on assumptions that may prove to be inaccurate, and the Company may require capital resources sooner than currently expected. While the Company believes it will be able to access this additional liquidity based on existing information, the assumptions underlying this belief may also later prove to be inaccurate.

As of July 31, 2021 and 2020, the Company had cash and cash equivalents of $58.1 million and $58.3 million, respectively. As of July 31, 2021, the Company's continuing operations had a working capital excess of $22.3 million, driven by lower accounts payable, partially offset by lower accounts receivable due to earlier customer cash receipts, reflecting our focus on cash collection. As of July 31, 2021, ModusLink had a readily available borrowing capacity under its revolving credit facility of $8.7 million. As of July 31, 2021, IWCO Direct had a readily available borrowing capacity under its revolving facility of $25.0 million. Subsequent to the IWCO Direct Disposal, the Company no longer had access to the IWCO Direct's credit facility. The Company believes it will generate sufficient cash to meet its debt covenants under its credit facilities to which certain of its subsidiaries are a party and that it will be able to obtain cash through its current and future credit facilities, if needed

Impact of COVID-19

The ongoing COVID-19 pandemic has adversely impacted and is likely to further adversely impact nearly all aspects of our business and markets, including our workforce and the operations of our clients, suppliers, and business partners. Beginning in March 2020, when the World Health Organization categorized COVID-19 as a pandemic and the President of the United States declared the COVID-19 outbreak a national emergency, we experienced impacts to our facility operations, supply chain, availability and productivity of personnel, while also working to comply with rapidly evolving international, federal, state and local restrictions on travel and workplace health and safety. We experienced disruptions to our business continuity as a result of temporary closures of certain of ModusLink’s facilities in the third and fourth quarters of fiscal year 2020, as well as the fourth quarter of fiscal year 2021. However, these temporary closures did not have a significant impact on ModusLink’s operations.

To help combat these impacts and mitigate the financial impact of the COVID-19 pandemic on our business, during fiscal year 2020 we took proactive measures by initiating cost reduction actions, including the waiver of board fees, hiring freezes, staffing and force reductions, company-wide salary reductions, bonus payment deferrals and temporary 401(k) match suspension. The temporary waiver of board fees and company-wide salary reduction actions taken in the prior fiscal year were fully restored prior to the beginning of fiscal year 2021, and the majority of salary reductions were repaid prior to the fiscal quarter ended January 31, 2021.We continue our focus on cash management and liquidity, which includes aggressive working capital management.

In addition, we aim to closely monitor the impact of COVID-19 on all aspects of our business and geographies, including its impact on our clients, employees, suppliers, vendors, business partners and distribution channels. We believe that such impacts could include, but are not limited to, the extent and severity of the impact on our customers and suppliers; the continued disruption to the demand for our businesses' products and services; the impact of the global business and economic environment on liquidity and the availability of capital; delays in payments of outstanding receivables beyond normal payment terms; supply chain disruptions; uncertain demand; and the effect of any initiatives or programs that we may undertake to address financial and operational challenges faced by our customers. The full extent to which the pandemic will directly or indirectly impact our business, results of operations and financial condition, is difficult to predict, and will depend on the duration and spread of the ongoing COVID-19 pandemic (including new variants of COVID-19), its severity, the actions to contain the virus or address its impact, the timing, distribution, and efficacy of vaccines and other treatments, U.S. and foreign government actions to respond to the reduction in global economic activity, and how quickly and to what extent normal economic and operating conditions can resume. As of the filing of this Exhibit, all of our facilities were open and able to operate at normal capacities. We will evaluate further actions if circumstances warrant while continuing to strategically support the Company’s future growth initiatives, sales and marketing activities and supply chain solutions and services.

Steel Holdings Expression of Interest

On November 19, 2020, the Company's Board received a preliminary, non-binding expression of interest from Steel Holdings to acquire all of the outstanding shares of common stock not already owned by Steel Holdings or its affiliates for a combination of cash and Steel Holdings 6% Series A Preferred Units, which would imply a value per share of common stock in the range of $0.65 to $0.72 per share.

The transaction, as proposed, is subject to negotiation. Any definitive agreement with respect to such transaction is subject to approval by the board of directors of Steel Holdings, the Board and shareholders. Such definitive agreement would be expected to contain customary closing conditions, including standard regulatory notifications and approvals.

As a result, we cannot predict whether the terms of such transaction will be agreed upon by Steel Holdings and the Board's special committee for recommendation to their respective boards of directors, for approval of the transaction or whether any such transactions would be approved by the requisite votes of our shareholders.

We also cannot predict the timing, final structure or other terms of any potential transaction and the terms of any such transaction may differ materially from those originally proposed by Steel Holdings. The pendency of any such proposed transaction may have had and may continue to have an adverse impact on the market price of our common stock. In addition, we expect to incur a number of non-recurring, transaction-related costs associated with negotiating the proposed transaction.

(2)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies described below.

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the results of its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns between 20% and 50% of the voting interest using the equity method, if the Company has the ability to exercise significant influence over the investee company. All other investments in privately held businesses over which the Company does not have the ability to exercise significant influence, or for which there is not a readily determinable market value, are accounted for under the cost method of accounting.

During the three months ended October 31, 2019, the Company recorded a $6.4 million adjustment classified in Loss from discontinued operations, net of tax, to correct an out-of-period misstatement related to the IWCO Direct’s understatement of certain tax related liabilities.

Use of Estimates

The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates including those related to: (1) revenue recognition; (2) valuation allowances for trade and other receivables; (3) the valuation of goodwill, other intangible assets and long-lived assets; (4) contingencies, including litigation reserves; (5) restructuring charges and related severance expenses; (6) going concern assumptions, and (7) accrued pricing and tax related liabilities. Accounting estimates are based on historical experience and various assumptions that are considered reasonable under the circumstances. However, because these estimates inherently involve judgments and uncertainties, actual results could differ materially from those estimated.

Revenue Recognition

The Company recognizes revenue from its contracts with customers primarily from the sale of supply chain management services. Revenue is recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For ModusLink's supply chain management services arrangements, the goods and services are considered to be transferred over time as they are performed. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Supply chain management services

ModusLink's revenue primarily comes from the sale of supply chain management services to its clients. Amounts billed to customers under these arrangements include revenue attributable to the services performed as well as for materials procured on the customer's behalf as part of its service to them. The majority of these arrangements consist of two distinct performance obligations (i.e., warehousing/inventory management service and a separate kitting/packaging/assembly service), revenue related to each of which is recognized over time as services are performed using an input method based on the level of efforts expended.

Other

Other revenue consists of cloud-based software subscriptions, software maintenance and support service contracts, fees for professional services and fees for the sale of perpetual software licenses in ModusLink's e-Business operations. Except for perpetual software licenses, revenue related to these arrangements is recognized on a straight-line basis over the term of the agreement or over the term of the agreement in proportion to the costs incurred in satisfying the obligations under the contract. Revenue from the sale of perpetual licenses is recognized at a point in time upon execution of the relevant license agreement and when delivery has taken place.

Significant Judgments

The Company's contracts with customers may include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. For arrangements with multiple performance obligations, the Company allocates revenue to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation. The Company generally determines standalone selling prices based on the prices charged to customers and uses a range of amounts to estimate standalone selling prices when we sell each of the products and services separately and need to determine whether there is a discount that needs to be allocated based on the relative standalone selling prices of the various products and services. The Company typically has more than one range of standalone selling prices for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, the Company may use information such as the type of customer and geographic region in determining the range of standalone selling prices.

The Company may provide credits or incentives to customers, which are accounted for as variable consideration when estimating the transaction price of the contract and amounts of revenue to recognize. The amount of variable consideration to include in the transaction price is estimated at contract inception using either the estimated value method or the most likely amount method based on the nature of the variable consideration. These estimates are updated at the end of each reporting period as additional information becomes available and revenue is recognized only to the extent that it is probable that a significant reversal of any amounts of variable consideration included in the transaction price will not occur.

Principal Versus Agent Revenue Recognition

For revenue generated from contracts with customers involving another party, the Company considers whether it maintains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment and discretion in establishing price. Revenues are recognized on a gross basis if the Company is acting in the capacity of a principal and on a net basis if its acting in the capacity of an agent.

Contract Balances

Timing of revenue recognition may differ from timing of invoicing to customers. The Company records contract assets and liabilities related to its contracts with customers as follows:

•Accounts receivable when revenue is recognized prior to receipt of cash payments and if the right to such amounts is unconditional and solely based on the passage of time.
•Contract assets when the Company recognizes revenue based on efforts expended but the right to such amount is conditional upon satisfaction of another performance obligation. Contract assets are primarily comprised of fees related to supply chain management services. The Company's contract assets are all short-term in nature and are included in prepaid expenses and other current assets in the Company's consolidated balance sheets.
•Deferred revenue when cash payments are received or due in advance of performance. Deferred revenue is primarily comprised of fees related to supply chain management services, cloud-based software subscriptions and software maintenance and support service contracts, which are generally billed in advance. Deferred revenue also includes other offerings for which we have been paid in advance and earn the revenue when we transfer control of the product or service. The deferred revenue balance is classified as a component of other current liabilities and other long-term liabilities on the Company's consolidated balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

The Company's unsecured accounts receivable are stated at original invoice amount less an estimate made for doubtful receivables based on a monthly review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering each customer's financial condition, credit history, current economic conditions, whether any amounts are currently past due and the length of time accounts may be past due. The Company writes off accounts receivable when management deems them uncollectible and records recoveries of accounts receivable previously written off when received. When accounts receivable are considered past due, the Company generally does not charge interest on past due balances.

The allowance for doubtful accounts consisted of the following:

	July 31, 2021	July 31, 2020
	(In thousands)
Balance at beginning of year	$134	$1,804
Provisions charged to expense	—	111
Accounts written off	(6)	(1,781)
Recovered	(79)	—
Balance at end of year	$49	$134

Foreign Currency Translation

All assets and liabilities of the Company's foreign subsidiaries, whose functional currency is the local currency, are translated to U.S. dollars at the rates in effect at the balance sheet date. All amounts in the consolidated statements of operations are translated using the average exchange rates in effect during the year. Resulting translation adjustments are reflected in the accumulated other comprehensive income (loss) component of stockholders' equity. Settlement of receivables and payables in a foreign currency that is not the functional currency result in foreign currency transaction gains and losses. Foreign currency transaction gains and losses are included in "Other gains (losses), net" in the consolidated statements of operations.

Cash, Cash Equivalents and Short-term Investments

Cash equivalents consist of highly liquid investments with an original maturity of three months or less at the time of purchase. Investments with maturities greater than three months to twelve months at the time of purchase are considered short-term investments. Cash and cash equivalents consisted of the following:

	July 31, 2021	July 31, 2020
	(In thousands)
Cash and bank deposits	$20,797	$58,202
Money market funds	37,320	115
	$58,117	$58,317

Fair Value Measurements

The Company measures certain assets and liabilities at fair value (see Note 20 - "Fair Value Measurements"). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values of assets and liabilities are determined based on a three-level measurement input hierarchy. Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Level 2 inputs are other than quoted market prices that are observable, either directly or indirectly, for an asset or liability. Level 2 inputs can include quoted prices in active markets for similar assets or liabilities, quoted prices in a market that is not active for identical assets or liabilities, or other inputs that can be corroborated by observable market data. Level 3 inputs are unobservable for the asset or liability when there is little, if any, market activity for the asset or liability. Level 3 inputs are based on the best information available and may include data developed by the Company.

Funds Held for Clients

Funds held for clients represent cash that is restricted for use solely for the purposes of satisfying the obligations to remit clients' customer funds to the Company's clients. These funds are classified as a current asset and a corresponding current liability on the Company's consolidated balance sheets.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined by both moving averages and the first-in, first-out methods. A provision for excess or obsolete inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns and future sales expectations.

Accounting for Impairment of Long-Lived Assets

The Company tests long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the asset's carrying amount. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The Company evaluates recoverability generally by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to recover the carrying value, the Company measures an impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value. Management may use third-party valuation experts to assist in its determination of fair value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation and amortization is computed by applying the straight-line method to the estimated useful lives of the respective assets. Changes in estimated useful lives and salvage values of the Company’s assets and the related depreciation and amortization expense are accounted for prospectively. The Company capitalizes certain computer software development costs when incurred in connection with developing or obtaining computer software for internal use.

The estimated useful lives are as follows:

Category	Useful Lives
Machinery and equipment	3 to 7 years
Furniture and fixtures	5 to 7 years
Automobiles	5 years
Software	3 to 8 years
Leasehold improvements	Shorter of the lease term or the estimated useful life of the asset

Leases

The Company leases office space, warehouse facilities, equipment and automobiles under operating leases. These leases may also include rent escalation clauses or lease incentives in the form of construction allowances and rent reduction. In determining the lease term used in the lease right-of-use ("ROU") asset and lease liability calculations, the Company considers various factors such as market conditions and the terms of any renewal or termination options that may exist. When deemed reasonably certain, the renewal and termination options are included in the determination of the lease term and calculation of the lease ROU asset and lease liability. The Company is typically required to make fixed minimum rent payments, variable rent payments primarily based on performance, or a combination thereof, directly related to its ROU asset. The Company is also often required, by the lease, to pay for certain other costs including real estate taxes, insurance, common area maintenance fees and/or certain other costs, which may be fixed or variable, depending upon the terms of the respective lease agreement. To the extent these payments are fixed, the Company has included them in calculating the lease ROU assets and lease liabilities.

The Company calculates lease ROU assets and lease liabilities as the present value of fixed lease payments over the reasonably certain lease term beginning at the commencement date. When discount rates implicit in leases cannot be readily determined, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments.

For operating leases, fixed lease payments are recognized as operating lease cost on a straight-line basis over the lease term. For finance leases, the ROU asset is depreciated on a straight-line basis over the remaining lease term, along with recognition of interest expense associated with accretion of the lease liability. For leases with a lease term of 12 months or less ("short-term lease"), any fixed lease payments are recognized on a straight-line basis over such term and are not recognized on the consolidated balance sheets. Variable lease cost for both operating and finance leases, if any, is recognized as incurred.

Restructuring Costs

Restructuring and other exit costs may include employee separation costs, asset impairment charges, contract exit costs and costs of facility consolidation and closure. The Company records restructuring and other exit costs at their fair value when incurred. In accordance with existing benefit arrangements, employee termination costs are accrued when the restructuring actions are probable and estimable. Employee separation costs may also include one-time termination benefits recognized as a liability at estimated fair value, at the time of communication to employees, unless future service is required beyond the minimum retention period, in which case the costs are recognized ratably over the future service period.

Income Taxes

Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This methodology is subjective and requires significant estimates and judgments in the determination of the recoverability of deferred tax assets and in the calculation of certain tax liabilities.

Income tax accounting standards prescribe: (1) a minimum recognition threshold that an income tax benefit arising from an uncertain income tax position taken, or expected to be taken, on an income tax return is required to meet before being recognized in the financial statements and (2) the measurement of the income tax benefits recognized from such positions. The Company's accounting policy is to classify uncertain income tax positions that are not expected to be resolved in one year as non-current income tax liabilities and to classify potential interest and penalties on uncertain income tax positions as elements of the provision for income taxes in its financial statements. See Note 15 - "Income Taxes," for additional information.

Pension Plans

The Company sponsors defined benefit pension plans covering certain of its employees in the Netherlands and Japan. In accordance with accounting standards for employee pension benefits, the Company recognizes on a plan-by-plan basis the unfunded status of its pension plans in the consolidated financial statements and measures its pension plan assets and benefit obligations as of July 31. The obligation for the Company's pension plans and the related annual costs of employee benefits are calculated based on several long-term assumptions, including discount rates and expected mortality for employee benefit liabilities, rates of return on plan assets and expected annual rates for salary increases for employee participants.

Share-Based Compensation Plans

All share-based payment awards to employees and directors are measured based upon their grant date fair values and expensed over the period during with the employee or director is required to provide service in exchange for the award (the vesting period). The Company accounts for forfeitures in the period in which they occur.

Deferred Debt Issue Costs

Costs to issue debt are capitalized and deferred when incurred and subsequently amortized to interest expense over the term of the related debt using the effective interest rate method. Deferred debt issuance costs are presented in the Company's consolidated balance sheets as a direct deduction from the carrying amount of the associated debt liability.

Major Clients and Concentration of Credit Risk

A limited number of clients account for a significant percentage of the Company's consolidated net revenue from continuing operations. For the fiscal years ended July 31, 2021 and 2020, the Company's 10 largest clients accounted for approximately 81% and 81% of consolidated net revenue, respectively. One client accounted for 42% and 39% of the Company's consolidated net revenue for the fiscal years ended July 31, 2021and 2020, respectively. No other clients accounted for greater than 10% of the Company's consolidated net revenue for either of the fiscal years ended July 31, 2021 and 2020. In general, the Company does not have many agreements which obligate any client to buy a material amount of services from the Company, or which designate the Company as its sole supplier of any particular services. The Company sells its services to its clients primarily on a purchase order basis, which is subject to demand variability. As such, the loss of a significant amount of business or program with any key client could have a material adverse effect on the Company. The Company believes that it will continue to derive a majority of its consolidated operating revenue from sales to a small number of clients.

There can be no assurance that revenue from key clients will not decline in future periods.

Financial instruments which potentially subject the Company to concentrations of credit risk are cash, cash equivalents and accounts receivable. The Company's cash equivalent portfolio is diversified and consists primarily of short-term investment grade securities placed with high credit quality financial institutions. Cash and cash equivalents are maintained at accredited financial institutions, and the balances associated with funds held for clients are at times without and in excess of federally insured limits. The Company has never experienced any losses related to these balances and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with financial institutions.

Adoption of New Accounting Standards

In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements. The amendments in ASU 2018-13 were effective in the first quarter of the Company's fiscal year ending July 31, 2021 (Fiscal Year 2021). The adoption of the accounting standard did not have a material impact on the Company's financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation-Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans. ASU 2018-14 modifies the disclosure requirements for employers that sponsor defined benefit pension and other post-retirement plans. The amendments in ASU 2018-14 became effective in the first quarter of the Company's Fiscal Year 2021. The adoption of the accounting standard did not have a material impact on the Company's financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The amendments in ASU 2018-15 became effective for the Company's first quarter of Fiscal Year 2021. The adoption of the accounting standard did not have a material impact on the Company's consolidated financial statements.

Accounting Standards Issued and Not Yet Implemented

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Loses on Financial Instruments, an ASU that requires measurement and recognition of expected credit losses for financial instruments, including trade receivables, based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The ASU will be effective for the Company beginning in the first quarter of the fiscal year ending July 31, 2024 on a modified retrospective basis, which requires a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends the existing guidance relating to the accounting for income taxes. This ASU is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of U.S. GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. The new guidance is effective for the Company's first quarter of the fiscal year ending July 31, 2022. The Company does not expect that the adoption of this new guidance will have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which is intended to provide temporary optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by the discontinuation of the London Interbank Offered Rate, known as LIBOR, or by another reference rate expected to be discontinued. This optional guidance is effective beginning on March 12, 2020, and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40). The amendment in this update simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments and convertible preferred stock. This update also amends the guidance for the derivatives scope exception for contracts in an entity's own equity to reduce form-over-substance-based accounting conclusions and requires the application of the if-converted method for calculating diluted earnings per share. The update also requires entities to provide expanded disclosures about the terms and features of convertible instruments, how the instruments have been reported in the entity's financial statements and information about events, conditions and circumstances that can affect how to assess the amount or timing of an entity's future cash flows related to those instruments. The guidance is effective for interim and annual periods beginning in our fiscal year ending July 31, 2025, with early adoption permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

Reclassification

Certain reclassifications have been made to the prior year balances to conform with current reporting. On the statement of cash flows for the year ended July 31, 2020, the Company reclassified the non-cash portion of lease expense which totaled $10.2 million from Other Assets and Liabilities to Non-cash Lease Expense. These reclassifications had no impact on net loss or stockholder’s equity.

(3)DISCONTINUED OPERATIONS

As discussed in Note 1, on February 25, 2022, the Company completed the disposition of IWCO Direct. The Company received no cash consideration for the disposition (the entire transaction being referred to as the “IWCO Direct Disposal”). As of the Disposal Date and subject to the terms and conditions of the Transaction Agreement, the parties entered into certain mutual releases as fully set forth in the Transaction Agreement. In addition, as part of the overall transaction, the Buyer issued a note in the principal amount of $6.9 million payable to the Company as consideration for intercompany obligations owed by IWCO Direct to the Company (the “Subordinated Note”). The Subordinated Note is subordinated to the obligations under the Financing Agreement (including any amendments or other modifications thereto) and matures on the date that is the earlier of (a) the later of (i) August 25, 2027 and (ii) the date that is six months after the maturity of the Financing Agreement, or (b) the date that is six months after repayment in full of the obligations under the Financing Agreement. Due to the subordinated nature of the Subordinated Note and the assessment of collectability, the Company determined the fair value of the Subordinated Note was zero.

The Company deconsolidated IWCO Direct as of the Disposal Date as the Company no longer held a controlling financial interest in IWCO Direct as of that date. The Company did not have any amounts included in accumulated other comprehensive loss associated with IWCO Direct at the time of deconsolidation. The disposal of IWCO Direct represents a strategic shift to exit the direct marketing business and its results are reported as discontinued operations for all periods presented.

A summary of the results of the discontinued operations is as follows:

	Fiscal Year Ended July 31,
	2021	2020
Net revenue	$387,510	$444,360
Cost of revenue	305,601	345,173
Gross profit	81,909	99,187
Operating expenses:
Selling, general and administrative	47,254	58,992
Amortization of intangible assets(a)	20,258	27,255
Impairment of goodwill(b)	25,658	—
Total operating expenses(c)	93,170	86,247
Operating (loss) income	(11,261)	12,940
Other income (expense):
Interest income	3	2
Interest expense	(28,524)	(31,978)
Total other expense, net	(28,521)	(31,976)
Loss from discontinued operations before income taxes	(39,782)	(19,036)
Income tax benefit	7,226	9,748
Loss from discontinued operations, net of tax	$(32,556)	$(9,288)
(a) During the fiscal year ended July 31, 2021 and 2020, the Company recorded $20.3 million and $27.3 million of amortization expense for the Direct Marketing reporting unit.

(b) During the fiscal year ended July 31, 2021, the Company recorded a pre-tax goodwill impairment charge of $25.7 million for the Direct Marketing reporting unit due to a decline in IWCO Direct's fair value as a result of customer exits and decreasing demand for direct marketing products.
(c) During the year ended July 31, 2022, the Company recorded $3.7 million of restructuring expenses for IWCO Direct as a resutl of its Competitive Improvement Plan.

The major classes of assets and liabilities included as discontinued operations related to IWCO Direct are presented in the table below:

	July 31, 2021	July 31, 2020
	(in thousands)
ASSETS
Cash and cash equivalents	$38,814	$17,571
Accounts receivable, trade, net	33,258	43,215
Inventories, net	7,186	4,836
Other current assets	17,264	16,117
Current assets of discontinued operations	$96,522	$81,739

Property and equipment, net	54,247	72,736
Goodwill(a)	231,470	257,128
Other intangible assets, net(b)	115,005	135,263
Operating lease right-of-use assets	32,583	33,951
Other assets	1,116	3,658
Long-term assets of discontinued operations	$434,421	$502,736

LIABILITIES
Accounts payable	$25,688	$23,834
Accrued expenses	74,218	76,546
Current lease obligations	4,047	3,997
Current portion of long-term debt	5,602	5,527
Other current liabilities	13,837	9,053
Current liabilities of discontinued operations	$123,392	$118,957

Long-term debt, net of current portion(c)	358,189	365,468
Lease obligations	30,207	31,356
Other long-term liabilities	6,675	4,180
Long-term liabilities of discontinued operations	$395,071	$401,004
(a) The Company performed an interim impairment test of Direct Marketing's goodwill and other long-lived assets as of April 30, 2021. The Company determined that the goodwill was impaired, and recorded a non-cash impairment charge of $25.7 million classified in Loss from discontinued operations, net of tax, for the three months ended April 30, 2021. This amount also represents the Company's accumulated goodwill impairment loss as of July 31, 2021.
(b) The Company performed a qualitative assessment of whether it was more likely than not that its other intangibles assets were impaired as of July 31, 2021. The Company reviewed its previous forecasts and assumptions based on the Company's current projections, that are subject to various risks and uncertainties, including forecasted revenues, expenses and cash flows, including the duration and extent of impact to our businesses from the COVID-19 pandemic. Based upon that assessment, the Company concluded it was not more likely than not that the other intangible assets were impaired as of July 31, 2021.
(c) The balances relate to the Cerberus Term Loan balance outstanding at July 31, 2021 and 2020, respectively.
(4)    INVENTORIES

Inventories, net consisted of the following:

	July 31, 2021	July 31, 2020
	(In thousands)
Raw materials	$8,299	$9,380
Work-in-process	76	253
Finished goods	668	885
	$9,043	$10,518

(5)PROPERTY, PLANT AND EQUIPMENT

Property and equipment at cost, consists of the following:

	July 31,
	2021	2020
	(In thousands)
Machinery and equipment	16,865	18,857
Leasehold improvements	11,921	11,905
Software	50,283	49,586
Computer hardware	9,788	10,290
Other	2,875	3,780
	91,732	94,418
Less: accumulated depreciation and amortization	(87,116)	(87,475)
Property and equipment, net	$4,616	$6,943

(6)ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following tables reflect the components of "Accrued expenses" and "Other current liabilities":

	July 31, 2021	July 31, 2020
Accrued Expenses	(In thousands)
Accrued taxes	$3,686	$4,898
Accrued compensation	7,163	10,511
Accrued audit, tax and legal	3,147	2,881
Accrued contract labor	930	981
Accrued other	17,727	15,563
	$32,653	$34,834

	July 31, 2021	July 31, 2020
Other Current Liabilities	(In thousands)
Accrued pricing liabilities	$10,295	$13,499
Other	3,982	7,453
	$14,277	$20,952

As of July 31, 2021 and 2020, the Company had accrued taxes of $3.7 million and $4.9 million, respectively, which reflected the Company’s estimate for certain tax related liabilities. During the fiscal year ended July 31, 2021 and 2020, the Company recorded favorable (unfavorable) adjustments totaling $3.6 million and $(1.9) million, respectively, related to certain tax related liabilities which reflected the Company's revised estimate for such exposures. As of July 31, 2021 and 2020, the Company had accrued pricing liabilities of approximately $10.3 million and $13.5 million, respectively. During the fiscal years ended July 31, 2021 and 2020, the Company concluded that certain accrued pricing liabilities had been extinguished, and the Company derecognized and recorded in Other gains, net $3.2 million and $0.8 million, respectively. As previously reported by the Company, several principal adjustments were made to its historic financial statements for periods ended on or before January 31, 2012, the most significant of which related to the treatment of vendor rebates in its pricing policies. Where the retention of a rebate or a mark-up was determined to have been inconsistent with a client contract, the Company concluded that these amounts were not properly recorded as revenue. Accordingly, revenue was reduced by an equivalent amount for the period that the rebate was estimated to have been affected. A corresponding liability for the same amount was recorded in that period (referred to as accrued pricing liabilities). The Company believes that it may not ultimately be required to pay all or any of the accrued pricing liabilities based upon the expiration of statutes of limitations, and due in part to the nature of the interactions with its clients. The remaining accrued pricing liabilities as of July 31, 2021 will be derecognized when there is sufficient information for the Company to conclude that such liabilities are not subject to escheatment and have been extinguished, which may occur through payment, legal release, or other legal or factual determination. The Company has not provided for any provision for interest and or penalties related to escheatment as it has concluded that such is not probable to occur and any potential interest and penalties cannot be reasonably estimated.

(7)DEBT

The components of debt from continuing operations and a reconciliation to the carrying amount of long-term debt is presented in the table below:

	July 31, 2021	July 31, 2020
	(In thousands)
Unsecured
7.50% Convertible Senior Note due March 1, 2024	14,940	14,940
Credit Facilities
MidCap Credit Facility	—	—
Less: unamortized discounts and issuance costs(a)	(5,793)	(7,220)
Total debt, net	9,147	7,720
Less: current portion of debt, net	—	—
Total long-term debt, net	$9,147	$7,720
(a) Amounts include deferred debt issuance costs related to credit facilities of $196 thousand and $334 thousand as of July 31, 2021 and 2020, respectively, which are presented in Other Assets.

MidCap Credit Facility

On December 31, 2019, ModusLink, as borrower, and certain of its subsidiaries as guarantors (the "MidCap Guarantors"), entered into a revolving credit and security agreement (the "MidCap Credit Agreement"), with MidCap, as lender and as agent.

The MidCap Credit Agreement, which has a three year term, provides for a maximum credit commitment of $12.5 million and a sublimit of $5.0 million for letters of credit. The actual maximum credit available under the MidCap Credit Agreement varies from time to time and is determined by calculating the applicable borrowing base, which is based upon applicable percentages of the values of (a) eligible accounts receivable; plus (b) the least of (i) the orderly liquidation value of eligible inventory, (ii) the value of eligible inventory based on first-in-first-out cost or market cost and other adjustments, and (iii) $4.5 million; minus (c) reserves; all as specified in the MidCap Credit Agreement. Amounts borrowed under the MidCap Credit Agreement are due and payable, together with all unpaid interest, fees and other obligations, on December 31, 2022.

Generally, borrowings under the MidCap Credit Agreement bear interest at a rate per annum equal to the LIBOR Rate (as defined in the MidCap Credit Agreement), which is subject to adjustment by MidCap, plus a margin of 4% per annum. In addition to paying interest on outstanding principal under the MidCap Credit Agreement, ModusLink is required to pay an unused line fee of 0.50% per annum. ModusLink is also required to pay a customary letter of credit fee equal to the applicable margin on loans bearing interest at the LIBOR Rate.

Obligations under the MidCap Credit Agreement are guaranteed by the MidCap Guarantors, and the MidCap Credit Agreement is secured by security interests in substantially all of the assets of ModusLink and the MidCap Guarantors, including a pledge of all of the equity interests of each subsidiary of ModusLink that is a domestic entity (subject to certain limited exceptions). Steel Connect, Inc. is not a borrower or a guarantor under the MidCap Credit Agreement.

The MidCap Credit Agreement includes certain representations and warranties of ModusLink, as well as events of default and certain affirmative and negative covenants that are customary for credit agreements of this type. These covenants include restrictions on borrowings, investments and dispositions by ModusLink, as well as limitations on ModusLink's ability to make certain distributions and to enter into transactions with affiliates. The MidCap Credit Agreement requires compliance with certain financial covenants providing for the maintenance of a minimum fixed charge coverage ratio, all as more fully described in the MidCap Credit Agreement.

On December 9, 2020, ModusLink entered into a First Amendment to the MidCap credit agreement ("Amendment No. 1") to permit special cash dividends to be made on or prior to July 31, 2021 in an aggregate amount not to exceed $50.0 million (the "Special Distributions") to the Company. Payment of the Special Distributions eliminated the availability of the general dividend basket for the fiscal year ended July 31, 2021. Special Distributions totaling $40.0 million were made by ModusLink to the Company during the quarter ended January 31, 2021. In addition, Amendment No. 1 incorporates a new minimum liquidity financial covenant, which requires that the sum of excess availability under the MidCap credit agreement and the amount of qualified cash and cash equivalents of the borrower is not less than $3.0 million until the earlier of July 31, 2021 or the date on which the borrower has either distributed the maximum amount of the Special Distributions or waived the ability to make further Special Distributions. Among other things, Amendment No. 1 also increases the percentage of eligible accounts included in the borrowing base from 50% to 75% and amends the condition for borrowing of revolving loans after the effective date of Amendment No. 1 to require evidence that specified availability (the sum of excess availability and the difference between the borrowing base and the aggregate revolving loan commitments) is not less than $3.0 million prior to giving effect to any such borrowing.

On June 2, 2021, ModusLink entered into a Second Amendment to the MidCap credit agreement (“Amendment No. 2”) which extends the time period for payment from ModusLink to the Company of special distributions to July 31, 2022. In addition, the unused line fee was increased to 0.65% in Amendment No. 2 and certain other technical amendments were incorporated.

On July 1, 2021, ModusLink entered into a Third Amendment to the Credit Agreement (“Amendment No. 3”) which increases the effective cap on eligibility of unpaid Eligible Accounts, as defined in the Credit Agreement, from a certain obligor to $8.0 million. In addition, Amendment No. 3 amended the Credit Agreement to require disclosure by ModusLink of certain discount payments owing to certain of its customers which are not expected to be deducted from the Borrowing Base in the future.

Upon the occurrence and during the continuation of an event of default under the MidCap Credit Agreement, MidCap may, among other things, declare all obligations under the MidCap Credit Agreement immediately due and payable and increase the interest rate at which loans and other obligations under the MidCap Credit Agreement bear interest. As of and during the fiscal year ended July 31, 2021, ModusLink was in compliance with all financial covenants in the MidCap Credit Agreement. ModusLink believes it will remain in compliance with the MidCap Credit Agreement’s covenants for the next twelve months. At July 31, 2021, the Company did not have any balance outstanding and had a readily available borrowing capacity under its MidCap Credit Facility of $8.7 million. At July 31, 2020, the Company did not have any balance outstanding on the MidCap Credit Facility.

7.50% Convertible Senior Note

On February 28, 2019, the Company entered into that certain 7.50% Convertible Senior Note Due 2024 Purchase Agreement (the "SPHG Note Purchase Agreement") with SPHG Holdings, whereby SPHG Holdings agreed to loan the Company $14.9 million in exchange for a 7.50% Convertible Senior Note (the "SPHG Note") in the amount of $14.9 million, due 2024, issued to SPHG Holdings (the "SPHG Note Transaction"). The SPHG Note bears interest at the rate of 7.50% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2019. The SPHG Note will mature on March 1, 2024 (the "SPHG Note Maturity Date"), unless earlier repurchased by the Company or converted by the holder in accordance with its terms prior to such maturity date.

The Company has the right to prepay the SPHG Note at any time, upon 10 days' prior written notice, in whole or in part, without penalty or premium, at a price equal to 100% of the then outstanding principal amount of the SPHG Note plus accrued and unpaid interest. The SPHG Note is an unsecured and unsubordinated obligation of the Company and will rank equal in right of payment with the Company's other unsecured and unsubordinated indebtedness, but will be effectively subordinated in right of payment to any existing and future secured indebtedness and liabilities to the extent of the value of the collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries. The SPHG Note contains other customary terms and conditions, including customary events of default.

At its election, the Company may pay some or all of the interest due on each interest payment date by increasing the principal amount of the SPHG Note in the amount of such interest due or any portion thereof (such payment of interest by increasing the principal amount of the SPHG Note referred to as "PIK Interest"), with the remaining portion of the interest due on such interest payment date (or, at the Company's election, the entire amount of interest then due) to be paid in cash by the

Company. Following an increase in the principal amount of the SPHG Note as a result of a payment of PIK Interest, the SPHG Note will bear interest on such increased principal amount from and after the date of such payment of PIK Interest.

SPHG Holdings has the right to require the Company to repurchase the SPHG Note upon the occurrence of certain fundamental changes, subject to certain conditions, at a repurchase price equal to 100% of the principal amount of the SPHG Note plus accrued and unpaid interest. The Company will have the right to elect to cause the mandatory conversion of the SPHG Note in whole, and not in part, at any time on or after March 6, 2022, subject to certain conditions including that the stock price of the Company exceeds a certain threshold.

SPHG Holdings has the right, at its option, prior to the close of business on the business day immediately preceding the SPHG Note Maturity Date, to convert the SPHG Note or a portion thereof that is $1,000 or an integral multiple thereof, into shares of common stock (if the Company has not received a required stockholder approval) or cash, shares of common stock or a combination of cash and shares of common stock, as applicable (if the Company has received a required stockholder approval), at an initial conversion rate of 421.2655 shares of common stock, which is equivalent to an initial conversion price of approximately $2.37 per share (subject to adjustment as provided in the SPHG Note) per $1,000 principal amount of the SPHG Note (the "Conversion Rate"), subject to, and in accordance with, the settlement provisions of the SPHG Note.

For any conversion of the SPHG Note, if the Company is required to obtain and has not received approval from its stockholders in accordance with Nasdaq Stock Market Rule 5635 to issue 20% or more of the total shares of common stock outstanding upon conversion (including upon any mandatory conversion) of the SPHG Note prior to the relevant conversion date (or, if earlier, the 45th scheduled trading day immediately preceding the SPHG Note Maturity Date), the Company shall deliver to the converting holder, in respect of each $1,000 principal amount of the SPHG Note being converted, a number of shares of common stock determined by reference to the Conversion Rate, together with a cash payment, if applicable, in lieu of delivering any fractional share of common stock based on the volume weighted average price (VWAP) of its common stock on the relevant conversion date, on the third business day immediately following the relevant conversion date.

The Company's Board of Directors (the "Board") established a special committee (the "Special Committee"), consisting solely of independent directors not affiliated with SPHG Holdings, to review and consider a financing transaction, including a transaction with SPHG Holdings. The terms and conditions of the SPHG Note Transaction were determined by the Special Committee to be fair and in the best interests of the Company, and the Special Committee recommended that the Board approve the SPHG Note Transaction and the transactions contemplated thereby. The Board approved such transactions. Warren G. Lichtenstein, our Interim Chief Executive Officer and the Executive Chairman of our Board, is also the Executive Chairman of Steel Partners Holdings GP Inc. ("Steel Holdings GP"), the manager of SPHG Holdings. Jack L. Howard is a director of the Company and also affiliated with Steel Holdings GP. William T. Fejes, Jr. was formerly a director of the Company and was affiliated with Steel Holdings GP. Glen Kassan, a director and our Vice Chairman of the Board and former Chief Administrative Officer, is also affiliated with Steel Holdings GP and is currently an employee of Steel Services Ltd. ("Steel Services").

The Company assessed the features of the SPHG Note and determined that the conversion features should not be bifurcated as a derivative liability, but should be accounted for under the cash conversion subsections of ASC 470. The Company valued the debt using similar nonconvertible debt as of the original issuance date of the SPHG Note and bifurcated the conversion option associated with the SPHG Note from the host debt instrument and recorded the conversion option of $8.2 million in stockholders' equity. The initial value of the equity component, which reflected the equity conversion feature, was equal to the initial debt discount. The resulting debt discount on the SPHG Note is being accreted to interest expense at the effective interest rate over the term of the SPHG Note. The equity component is included in the additional paid-in capital portion of stockholders' equity on the Company's consolidated balance sheets. The debt issuance costs were not material. As of July 31, 2021, the if-converted value of the SPHG Note did not exceed the principal value of the SPHG Note. As of July 31, 2021, the remaining period over which the unamortized discount will be amortized is 31 months. The table below presents the net carrying value of the SPHG Note:

	July 31, 2021	July 31, 2020
	(In thousands)
Carrying amount of equity component	$8,200	$8,200

Principal amount of note	$14,940	$14,940
Unamortized debt discount	(5,597)	(6,886)
Net carrying amount	$9,343	$8,054

During the fiscal years ended July 31, 2021 and 2020, the Company recognized interest expense associated with the SPHG Note as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Interest expense related to contractual interest coupon	$1,136	$1,142
Interest expense related to accretion of the discount	1,290	622
	$2,426	$1,764

The effective interest rate on the SPHG Note, including accretion of the discount, is 27.8%.

(8)LEASES

The Company has operating and finance leases for office space, office equipment, warehouse space and automobiles. The leases have remaining terms of up to 6 years, some of which include options to purchase, extend or terminate the leases, and management has assessed such terms when determining the lease term for accounting purposes. The Company's current lease arrangements expire through 2027.

The Company's leases do not include any residual value guarantees, and therefore none were considered in the calculation of the operating ROU and operating lease liability balances. The Company has leases that contain variable payments, most commonly in the form of common area maintenance charges, which are based on actual costs incurred. These variable payments were excluded from the calculation of the operating ROU asset and operating lease liability balances since they are not fixed or in-substance fixed payments.

For leases with terms greater than 12 months, the Company records the related operating ROU assets and operating lease liabilities at the present value of lease payments over the lease terms. For leases with an initial term of 12 months or less (with purchase options or extension options that are not reasonably certain to be exercised), the Company does not record them on the balance sheet, but instead recognizes lease expense on a straight-line basis over the terms of the leases.

Lease Expense

The components of the Company's lease expense are presented below:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Operating lease cost	$10,555	$10,792
Short-term lease expense	1,627	1,934
Variable lease cost	28	68
Amortization of finance lease assets	—	38
Interest on finance lease liabilities	6	11
	$12,216	$12,843

Lease Commitments

The Company's future minimum lease payments required under operating and finance leases that have commenced as of July 31, 2021 were as follows:

	Operating Leases	Finance Leases
	(In thousands)
2022	$9,642	$6
2023	4,215	76
2024	1,657	38
2025	1,384	—
2026	1,282	—
Thereafter	390	—
Total lease payments	18,570	120
Less: imputed interest	332	9
Present value of lease payments	18,238	111
Less: current lease obligations	9,557	73
Long-term lease obligations	$8,681	$38

In order to calculate the operating ROU asset and operating lease liability for a lease, a lessee is required to apply a discount rate equal to the rate implicit in the lease whenever that rate is readily determinable. The Company's lease agreements generally do not provide a readily determinable implicit rate, nor is the rate available to the Company from its lessors and, therefore, the Company determines an incremental borrowing rate to determine the present value of the lease payments. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar lease term to obtain an asset of similar value.

Additional Lease Information

Additional information related to the Company's leases as of July 31, 2021 was as follows:

Weighted average remaining lease term:
Operating leases	2.9	years
Finance leases	1.4	years

Weighted average discount rate:
Operating leases		3.0%
Finance leases		3.9%

Supplemental Cash Flow Information

Supplemental cash flow information related to the cash paid for amounts included in measurement of lease liabilities during the fiscal year ended July 31, 2021 and 2020 was as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Operating cash flows from operating leases	$10,705	$10,427
Operating cash flows from finance leases	$6	$9
Financing cash flows from finance leases	$70	$100

(9)RESTRUCTURING ACTIVITIES

ModusLink Restructuring Activities

During the fiscal year ended July 31, 2021, ModusLink implemented a strategic plan to reorganize its sales function and the e-Business operations. The restructuring charges associated with this plan were primarily composed of employee termination costs.

The table below presents restructuring charges classified in Selling, general and administrative expense by type of cost for the fiscal year ended July 31, 2021:

(in thousands)	Total
Employee termination costs	$1,720
Contractual obligations	35
Total restructuring charges	$1,755

Changes to the restructuring liability during the fiscal year ended July 31, 2021 were as follows:

(in thousands)	Employee Termination Costs	Contractual Obligations	Restructuring Liability
Balance as of July 31, 2020	$41	$—	$41
Costs incurred	2,124	37	2,161
Cash payments	(706)	(35)	(741)
Change in estimates	(404)	(2)	(406)
Balance as of July 31, 2021	$1,055	$—	$1,055

(10)COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On April 13, 2018, a purported shareholder, Donald Reith, filed a verified complaint, Reith v. Lichtenstein, et al., 2018-277 (Del. Ch.) in the Delaware Court of Chancery. The complaint alleges class and derivative claims for breach of fiduciary duty and/or aiding and abetting breach of fiduciary duty and unjust enrichment against the Board, Warren G. Lichtenstein, Glen M. Kassan, William T. Fejes, Jack L. Howard, Jeffrey J. Fenton, Philip E. Lengyel and Jeffrey S. Wald; and stockholders Steel Holdings, Steel Partners, Ltd., SPHG Holdings, Handy & Harman Ltd. and WHX CS Corp. (collectively, the "Steel Parties") in connection with the acquisition of $35.0 million of the Series C Convertible Preferred Stock by SPHG Holdings and equity grants made to Messrs. Lichtenstein, Howard and Fejes on December 15, 2017 (collectively, the "Challenged Transactions"). The Company is named as a nominal defendant. The complaint alleges that although the Challenged Transactions were approved by a Special Committee consisting of the independent members of the Board (Messrs. Fenton, Lengyel and Wald), the Steel Parties dominated and controlled the Special Committee, who approved the Challenged Transactions in breach of their fiduciary duty. Plaintiff alleges that the Challenged Transactions unfairly diluted shareholders and therefore unjustly enriched Steel Holdings, SPHG Holdings and Messrs. Lichtenstein, Howard and Fejes. The complaint also alleges that the Board made misleading disclosures in the Company's proxy statement for the 2017 Annual Meeting of Stockholders in connection with seeking approval to amend the 2010 Incentive Award Plan to authorize the issuance of additional shares to accommodate certain shares underlying the equity grants. Remedies requested include rescission of the Series C Convertible Preferred Stock and equity grants, disgorgement of any unjustly obtained property or compensation and monetary damages. On June 8, 2018, defendants moved to dismiss the complaint for failure to plead demand futility and failure to state a claim. On June 28, 2019, the Court denied most of the motion to dismiss allowing the matter to proceed.

On August 13, 2021, the Company, together with certain of its current and former directors of the Board, Warren Lichtenstein, Glen Kassan, William Fejes, Jr., Jack Howard, Jeffrey Fenton and Jeffrey Wald, as well as other named defendants (collectively, the “Defendants”), entered into a memorandum of understanding (the “MOU”) with Donald Reith (the “Plaintiff”) in connection with the settlement of the Reith v. Lichtenstein, et al., C.A. No. 2018-0277-MTZ (Del. Ch. 2018) class and derivative action. Pursuant to the MOU, the Defendants agreed to cause their directors’ and officers’ liability insurance carriers to pay to the Company $2.75 million in cash. The payment shall be paid into an escrow account within 14 business days of the later of (i) the entry of the scheduling order in connection with the stipulation of the settlement; or (ii) the date on which Plaintiff’s counsel provides to the Defendants’ counsel written payment and wire instructions.

Additionally, under the MOU and separate letter agreements between the Company and such individuals (the “Surrender Agreements”), Messrs. Lichtenstein, Howard and Fejes agreed to surrender to the Company an aggregate 3.3 million shares which they had initially received in December 2017 in consideration for services to the Company. The surrenders and cancellations are in the following amounts: for Mr. Lichtenstein, 1,833,333 vested shares and 300,000 unvested shares; for Mr. Howard, 916,667 vested shares and 150,000 unvested shares; and for Mr. Fejes, 100,000 vested shares. Such amounts are to be adjusted to give effect to the one-for-ten reverse stock split voted on by the Company’s shareholders at the annual meeting on July 26, 2021 (if such reverse stock split is effected prior to the surrender of such shares). The surrenders and cancellations shall be completed no later than seven calendar days following final approval of the settlement by the court and the exhaustion of any appeals therefrom or the expiration of time to appeal. On August 17, 2021, Mr. Lichtenstein and Mr. Howard surrendered the shares required under their respective Surrender Agreements and all such shares were subsequently cancelled. Pursuant to the MOU, the Company has also agreed to pay the Plaintiff’s counsel legal fees for this matter. The settlement requires court approval, and there can be no assurances that such approval will be granted.

(11)DEFINED BENEFIT PENSION PLANS

The Company sponsors two defined benefit pension plans covering certain of ModusLink's employees in its Netherlands facility and one unfunded defined benefit pension plan covering certain of its employees in Japan. Pension costs are actuarially determined. During the year ended July 31, 2020, the Netherlands defined benefit plan was amended so active participants no longer accrued benefits as of January 1, 2020 which resulted in a pre-tax curtailment gain of $2.4 million recognized in accumulated other comprehensive income.

The plan assets of the two defined benefit plans associated with the ModusLink's Netherlands facility consist of an insurance contract that guarantees the payment of the funded pension entitlements. Insurance contract assets are recorded at fair value, which is determined based on the cash surrender value of the insured benefits which is the present value of the guaranteed funded benefits. Insurance contracts are valued using unobservable inputs, primarily by discounting expected future cash flows relating to benefits paid from a notional investment portfolio in order to determine the cash surrender value of the policy. The following table presents the plan assets measured at fair value on a recurring basis as of July 31, 2021 and 2020, classified by fair value hierarchy:

			Fair Value Measurements at Reporting Date Using
(In thousands)	July 31, 2021	Asset Allocations	Level 1	Level 2	Level 3
Insurance contract	$28,554	98%	$—	$—	$28,554
Other investments	669	2%	—	—	669
	$29,223	100%	$—	$—	$29,223

			Fair Value Measurements at Reporting Date Using
(In thousands)	July 31, 2020	Asset Allocations	Level 1	Level 2	Level 3
Insurance contract	$28,388	98%	$—	$—	$28,388
Other investments	662	2%	—	—	662
	$29,050	100%	$—	$—	$29,050

The following table summarizes the changes in benefit obligation, plan assets and funded status for these plans:

	July 31,
	2021	2020
	(In thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$33,927	$34,538
Service cost	16	185
Interest cost	501	543
Actuarial gain	(664)	(691)
Employee contributions	—	28
Benefits and administrative expenses paid	(216)	(212)
Settlements	(46)	—
Effect of curtailment	—	(2,390)
Currency translation	66	1,926
Benefit obligation at end of year	$33,584	$33,927

Change in plan assets
Fair value of plan assets at beginning of year	$29,050	$27,267
Actual return on plan assets	(29)	476
Employer contributions, net	393	(39)
Employee contributions	—	28
Settlements	(46)	—
Benefits and administrative expenses paid	(216)	(212)
Currency translation	71	1,530
Fair value of plan assets at end of year	$29,223	$29,050

Funded status
Current liabilities	$(13)	$(31)
Noncurrent liabilities	(4,348)	(4,846)
Net amounts recognized on the consolidated balance sheets	$(4,361)	$(4,877)

Information for pension plans with an accumulated benefit obligation in excess of plan assets was as follows:

	July 31,
	2021	2020
	(In thousands)
Projected benefit obligation	$33,584	$33,927
Accumulated benefit obligation	$33,584	$33,927
Fair value of plan assets	$29,223	$29,050

The following table summarizes the components of net periodic pension cost:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Service cost	$16	$185
Interest costs	501	543
Expected return on plan assets	(437)	(458)
Amortization of net actuarial loss	4	74
Curtailment gain	—	(143)
Net periodic pension costs	$84	$201

Assumptions

The table below summarizes the weighted average assumptions used to determine benefit obligations:

	Fiscal Year Ended July 31,
	2021	2020
Discount rate	1.49%	1.48%
Rate of compensation increase	—%	1.96%

The table below summarizes weighted average assumptions used to determine net periodic pension cost:

	Fiscal Year Ended July 31,
	2021	2020
Discount rate	1.24%	1.39%
Expected long-term rate of return on plan assets	1.20%	1.37%
Rate of compensation increase	—%	1.77%

The discount rate reflects the Company's best estimate of the interest rate at which pension benefits could be effectively settled as of the valuation date. It is based on the Mercer Yield Curve for the Eurozone as of July 31, 2021 for the appropriate duration of the plan.

To develop the expected long-term rate of return on assets assumptions, consideration is given to the current level of expected returns on risk free investments, the historical level of risk premium associated with the other asset classes in which the portfolio is invested and the expectations for the future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio.

Benefit Payments

The following table summarizes expected benefit payments from the plans through fiscal year 2026. Actual benefit payments may differ from expected benefit payments. The minimum employer required contributions to the plans are expected to be approximately $0.3 million in fiscal year 2022.

Pension Benefit Payments
(In thousands)
For the fiscal year ending July 31:
2022	257
2023	308
2024	477
2025	395
2026	497
Next 5 years	3,054

The current target allocations for plan assets are primarily insurance contracts.

Valuation Technique

Benefit obligations are computed using the projected unit credit method. Benefits are attributed to service based on the plan's benefit formula. Cumulative gains and losses in excess of 10% of the greater of the pension benefit obligation or market-related value of plan assets are amortized over the expected average remaining lifetime of all inactive participants.

(12)REVENUE RECOGNITION

Disaggregation of Revenue

The following table presents the Company's revenues from customers with contracts disaggregated by service line and timing of revenue recognition. The table also includes a reconciliation of the disaggregated revenue with the reportable segments.

	Fiscal Year Ended July 31, 2021	Fiscal Year Ended July 31, 2020
	(In thousands)	(In thousands)
Service Lines
Supply chain management services	224,280	336,491
Other	1,976	1,962
	$226,256	$338,453
Timing of Revenue Recognition
Services transferred over time	226,256	338,453
	$226,256	$338,453

The table below presents information for the Company's contract balances:

	July 31, 2021	July 31, 2020
	(In thousands)
Accounts receivable, trade, net	$36,547	$49,857
Contract assets	627	521

Deferred revenue - current	$2,212	$2,379
Deferred revenue - long-term	108	85
Total deferred revenue	$2,320	$2,464

Remaining Performance Obligations

Remaining performance obligations are comprised of deferred revenue. Changes in deferred revenue during the fiscal years ended July 31, 2021 and July 31, 2020 were as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Balance at beginning of period	$2,464	$2,458
Deferral of revenue	2,284	3,123
Recognition of deferred amounts upon satisfaction of performance obligation	(2,428)	(3,117)
Balance at end of period	$2,320	$2,464

The Company expects to recognize approximately $2.2 million of the deferred revenue over the next twelve months and the remaining $0.1 million beyond that time period.

(13)OTHER GAINS, NET

The following table presents the components of "Other gains, net":

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Foreign currency exchange (losses) gains, net	$(1,907)	$890
Derecognition of accrued pricing liabilities(a)	3,204	810
Other (losses) gains, net	(121)	398
	$1,176	$2,098

(a) Refer to Note 6 – “Accrued Expenses and Other Current Liabilities” for information on the derecognition of the accrued pricing liabilities.

(14)SHARE-BASED PAYMENTS

Share-Based Compensation Plans

The Company has adopted share-based compensation plans in order to provide incentives to directors, officers, employees and other individuals providing services to or on behalf of the Company and its subsidiaries. On June 12, 2020, the Company's Board of Directors adopted, subject to stockholder approval, the Steel Connect, Inc. 2020 Stock Incentive Compensation Plan ("2020 Incentive Plan"), and on July 23, 2020, the 2020 Incentive Plan was approved. The 2020 Incentive Plan provides that the Company may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and other cash based-awards. The 2020 Incentive Plan replaced the 2010 Incentive Award Plan, as amended (the "2010 Incentive Plan"). The Company also has a 2005 Non-Employee Director Plan (the "2005 Director Plan"). As of July 23, 2020, no additional grants may be issued under the 2010 Incentive Plan. Any awards that are outstanding under the 2010 Incentive Plan continue to be subject to the terms and conditions of such plan. Under the 2020 Incentive Plan, the Company may grant up to 4,945,000 shares of common stock of the Company in addition to (i) 3,668,143 shares of common stock previously available for issuance under the 2010 Incentive Plan and (ii) up to 1,060,523 shares of common stock subject to outstanding awards under the 2010 Incentive Plan, which if forfeited or lapse unexercised or are settled in cash and are not issued under the prior plan for any reason, may be issued under the 2020 Incentive Plan. As of July 31, 2021, 8,442,623 shares were available for future issuance under the 2020 Incentive Plan.

The Board administers all stock plans, approves the individuals to whom options will be granted, and determines the number of shares and exercise price of each option and may delegate this authority to a committee of the Board or to certain officers of the Company in accordance with Securities and Exchange Commission ("SEC") regulations and applicable Delaware law.

During the fiscal year ended July 31, 2021, the Company awarded stock-based compensation under the 2020 Incentive Plan. During the fiscal year ended July 31, 2020, the Company awarded stock-based compensation under the 2010 Incentive Plan and 2005 Director Plan.

On December 15, 2017, under the 2010 Incentive Plan, the Board, upon the recommendation of the Special Committee and the Company's Compensation Committee, approved 4.0 million restricted stock grants and 1.5 million market based restricted stock grants to non-employee directors of the Company. The 4.0 million restricted stock vested immediately on the grant date. The 1.5 million market based restricted stock grants do not expire and vest upon the attainment of target stock price hurdles. As of July 31, 2019, 1.0 million of the market based restricted stock grants had met the target stock price hurdles. The restricted stock grants and market based restricted stock grants were fully expensed as of July 31, 2020. As discussed in Note 10, on August 13, 2021, the Company, together with certain of its current and former directors of the Board, entered into a memorandum of understanding with Donald Reith in connection with the settlement of the Reith v. Lichtenstein, et al., C.A. No. 2018-0277-MTZ (Del. Ch. 2018) class and derivative action. Under the MOU and separate letter agreements between the Company and recipients of the 5.5 million restricted stock and market based restricted stock awards granted In December 2017, the non-employee directors agreed to surrender to the Company an aggregate 2.9 million vested shares and 0.5 million unvested shares.

The following table summarizes share-based compensation expense for the fiscal years ended July 31, 2021 and 2020:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Selling, general and administrative	591	720
	$591	$720

Stock Options

A summary of option activity for the fiscal year ended July 31, 2021 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
	(In thousands, except exercise price and years)
Stock options outstanding, July 31, 2020	174	$4.30
Granted	—	—
Exercised	—	—
Forfeited or expired	(162)	4.37
Stock options outstanding, July 31, 2021	12	3.41	0.2
Stock options exercisable, July 31, 2021	12	$3.41	0.2

As of July 31, 2021, there was no unrecognized share-based compensation related to stock options. The aggregate intrinsic value of the outstanding awards is immaterial.

Restricted Stock

Restricted stock consists of shares of common stock that are subject to restrictions on transfer and risk of forfeiture until the fulfillment of specified conditions. Restricted stock is expensed ratably over the term of the restriction period, ranging from one to five years unless there are performance conditions placed on the restricted stock, in which case the restricted stock is expensed using graded vesting. Restricted stock compensation expense for the fiscal years ended July 31, 2021 and 2020 was $0.6 million and $0.7 million, respectively.

A summary of the activity of the Company's restricted stock for the fiscal year ended July 31, 2021, is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
	(Share amounts in thousands)
Nonvested stock outstanding, July 31, 2020	1,345	$0.95
Granted	416	1.32
Vested	(645)	0.94
Forfeited	—	—
Nonvested stock outstanding, July 31, 2021	1,116	$1.09

The fair value of restricted shares is determined based on the market price of the Company's common stock on the grant date. The total grant date fair value of restricted stock that vested during the fiscal years ended July 31, 2021 and 2020 was approximately $0.7 million and $0.8 million, respectively. As of July 31, 2021, there was approximately $0.5 million of total unrecognized compensation cost related to restricted stock to be recognized over a weighted average period of 0.8 years.

Employee Stock Purchase Plan

The Company offers to its employees an Employee Stock Purchase Plan (the "ESPP") under which an aggregate of 600,000 shares of the Company's stock may be issued. Employees who elect to participate in the ESPP instruct the Company to withhold a specified amount through payroll deductions during each quarterly period. On the last business day of each applicable quarterly payment period, the amount withheld is used to purchase the Company's common stock at a purchase price equal to 85% of the lower of the market price on the first or last business day of the quarterly period. During the fiscal years ended July 31, 2021 and 2020, the Company issued approximately 9,145 and 22,000 shares, respectively, under the ESPP. Approximately 77,815 shares are available for future issuance as of July 31, 2021.

(15)INCOME TAXES

The components of (loss) income before provision for income taxes are as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Loss (income) from operations before income taxes:
U.S.	$(9,590)	$9,868
Foreign	6,592	9,801
Total (loss) income from operations before income taxes	$(2,998)	$19,669

The components of income tax expense from operations consist of the following:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Current provision:
Federal	$—	$—
State	574	(124)
Foreign	1,033	3,283
	1,607	3,159
Deferred provision:
Federal	6,102	6,928
State	1,032	4,917
Foreign	96	661
	7,230	12,506
Total tax provision	$8,837	$15,665

As of July 31, 2021, the Company recorded a non-current deferred tax asset of $0.2 million and a non-current deferred tax liability of $1.2 million in "Other Assets" and "Other Long-term Liabilities," respectively. As of July 31, 2020, the Company recorded a non-current deferred tax asset of $0.3 million and a non-current deferred tax liability of $0.8 million in "Other Assets" and "Other Long-term Liabilities," respectively. The components of deferred tax assets and liabilities are as follows:

	July 31, 2021	July 31, 2020
	(In thousands)
Deferred tax assets:
Accruals and reserves	$8,503	$8,563
Tax basis in excess of financial basis for intangible and fixed assets	181	225
Net operating loss and capital loss carry forwards	466,801	468,132
Total gross deferred tax assets	475,485	476,920
Less: valuation allowance	(456,610)	(452,969)
Net deferred tax assets	$18,875	$23,951
Deferred tax liabilities:
Financial basis in excess of tax basis for intangible and fixed assets	$(18,464)	$(22,889)
Convertible debt	(1,342)	(1,595)
Total gross deferred tax liabilities	(19,806)	(24,484)
Net deferred tax liabilities	$(931)	$(533)

The net change in the total valuation allowance for the fiscal year ended July 31, 2021 was an increase of approximately $3.6 million. This increase is primarily due to the U.S. valuation allowance. A valuation allowance has been recorded against the gross deferred tax asset in the U.S and certain foreign subsidiaries since management believes that after considering all the available objective evidence, both positive and negative, historical and prospective, it is more likely than not that certain assets will not be realized. The net change in the total valuation allowance for the fiscal year ended July 31, 2020 was an increase of approximately $1.8 million.

The Company has certain deferred tax benefits, including those generated by net operating losses and certain other tax attributes (collectively, the "Tax Benefits"). The Company's ability to use these Tax Benefits could be substantially limited if it were to experience an "ownership change," as defined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, an ownership change would occur if there is a greater than 50-percentage point change in ownership of securities by stockholders owning (or deemed to own under Section 382 of the Code) five or more of a corporation's securities over a rolling three year period.

On March 27, 2020, the President of the United States signed the Coronavirus Aid, Relief, and Economic Security ("CARES") Act into law which is intended to respond to the COVID-19 pandemic and its impact on the economy, public health, state and local governments, individuals and businesses. The CARES Act contains numerous tax provisions including temporary changes to the future limitations on interest deductions related to section 163j.

As of July 31, 2021, the Company has elected to defer the employer-paid portion of social security taxes, which is expected to provide the Company with approximately $5.3 million of additional liquidity during the current calendar year, with 50% of the deferral due December 31, 2021 and the remaining 50% due December 31, 2022. The Company does not expect the provisions of the CARES Act to have a significant impact on the income tax provision, income tax payable or deferred income tax positions of the Company.

The CARES Act temporarily amended section 163j through fiscal year 2021 and increased the taxable income limitation to be 50% of the Company's net (loss) income excluding net charges related to interest income, interest expense, income tax expense, depreciation and amortization of intangible assets ("EBITDA"), on a tax basis. The limitation was previously 30% of EBITDA on a tax basis.

The Company has estimated its fiscal year 2020 global intangible low-taxed income ("GILTI") inclusion based on its current year foreign activity. The foreign entities have minor earnings and profit adjustments that will be factored in as part of the tax return filing. These amounts are not material and will not have a significant impact on the overall tax provision or disclosure. Due to the net operating losses available in the U.S., the Company is not entitled to a Section 250 deduction, which is why the total income amount has been recorded as the GILTI inclusion. The Company has made an accounting policy election, as allowed by the SEC and FASB, to recognize the impact of GILTI within the period incurred. Therefore, no U.S. deferred taxes are provided in GILTI inclusions of future foreign subsidiary earnings.

The Company has net operating loss carryforwards for federal and state tax purposes of approximately $2.1 billion and $111.1 million, respectively, at July 31, 2021. The federal net operating losses will expire from the fiscal year ending July 31,

2023 through the fiscal year ended July 31, 2038 and the state net operating losses will expire from the fiscal year ended July 31, 2022 through the fiscal year ended July 31, 2040. The Company has a foreign net operating loss carryforward of approximately $73.4 million, of which $57.0 million has an indefinite carryforward period. In addition, the Company has $34.2 million of capital loss carryforwards for federal and state tax purposes. The federal and state capital losses will expire in fiscal year 2024

Income tax expense attributable to income from continuing operations differs from the expense computed by applying the U.S. federal income tax rate of 21.0% to (loss) income from continuing operations before income taxes as a result of the following:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Computed "expected" income tax expense (benefit)	$(630)	$4,158
Increase (decrease) in income tax expense resulting from:
Change in valuation allowance	4,085	8,531
Foreign tax rate differential	(33)	(23)
Goodwill impairment	5,388	—
Nondeductible expenses	443	3,010
Foreign withholding taxes	(1,310)	553
Addition of uncertain tax position reserves	(74)	(56)
State benefit of U.S. loss	—	(624)
State income taxes, net of federal benefit	317	133
Other	651	(17)
Actual income tax expense	$8,837	$15,665

The calculation of the Company's income tax liabilities involves dealing with uncertainties in the application of complex tax regulations in several tax jurisdictions. The Company is periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, the Company records estimated reserves when necessary. Based on the evaluation of current tax positions, the Company believes it has appropriately accrued for exposures.

The Company operates in multiple taxing jurisdictions, both within and outside of the United States. At July 31, 2021 and 2020, the total amount of the liability for unrecognized tax benefits, including interest, related to federal, state and foreign taxes was approximately $2.5 million and $2.8 million, respectively. To the extent the unrecognized tax benefits are recognized, the entire amount would impact income tax expense. The Company expects that there will be a $0.6 million reduction of the unrecognized tax benefits in the next twelve months related to the U.S. state income tax exposure as a result of a lapse in the applicable statute of limitations.

The Company files income tax returns in the U.S., various states and in foreign jurisdictions. The federal and state income tax returns are generally subject to tax examinations for the tax years ended July 31, 2018 through July 31, 2021. To the extent the Company has tax attribute carryforwards, the tax year in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period. In addition, a number of tax years remain subject to examination by the appropriate government agencies for certain countries in the Europe and Asia regions. In Europe, the Company's 2013 through 2020 tax years remain subject to examination in most locations while the Company's 2009 through 2020 tax years remain subject to examination in most Asia locations.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Balance as of beginning of year	$2,460	$2,207
Additions for current year tax positions	52	667
Currency translation	(3)	2
Reductions for lapses in statute of limitations	(369)	(416)
Balance as of end of year	$2,140	$2,460

In accordance with the Company's accounting policy, interest related to income taxes is included in the provision for income taxes line of the consolidated statements of operations. For the fiscal years ended July 31, 2021 and 2020, the Company has not recognized any material interest expense related to uncertain tax positions. As of July 31, 2021 and 2020, the Company had recorded liabilities for increases in interest expense related to uncertain tax positions for an immaterial amount and $0.1 million, respectively. The Company expects $0.6 million of unrecognized tax benefits and related interest will reverse in the next twelve months.

(16)LOSS PER SHARE

The following table reconciles loss per share for the fiscal years ended July 31, 2021 and 2020.

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands, except per share data)
Reconciliation of net loss to net loss attributable to common stockholders after assumed conversions:
Net loss	$(44,391)	$(5,284)
Less: Preferred dividends on redeemable preferred stock	(2,129)	(2,129)
Net loss attributable to common stockholders	$(46,520)	$(7,413)

Net (loss) income attributable to common stockholders:
Continuing operations, net of tax	$(13,964)	$1,875
Discontinued operations, net of tax	(32,556)	(9,288)
Net loss attributable to common stockholders	$(46,520)	$(7,413)

Weighted average common shares outstanding	62,142	61,644
Basic and diluted net (loss) income per share attributable to common stockholders
Continuing operations	$(0.23)	$0.03
Discontinued operations, net of tax	(0.52)	(0.15)
Net loss attributable to common stockholders	$(0.75)	$(0.12)

Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted net earnings per common share, if any, gives effect to diluted stock options (calculated based on the treasury stock method), non-vested restricted stock shares purchased under the employee stock purchase plan and shares issuable upon debt or preferred stock conversion (calculated using an as-if converted method).

Approximately 24.2 million and 24.4 million common stock equivalent shares relating to the effects of outstanding stock options, restricted stock, the SPHG Note and redeemable preferred stock were excluded from the denominator in the calculation of diluted loss per share for the fiscal years ended July 31, 2021 and 2020, respectively. The common stock equivalent shares excluded during the fiscal years ended July 31, 2021 and 2020 were primarily excluded as their effect would be anti-dilutive. The common stock equivalent shares excluded during the years ended July 31, 2021 and 2020 were primarily excluded as the options were out-of-the-money. Approximately 6.3 million common shares outstanding associated with the SPHG Note, using the if-converted method, were excluded from the denominator in the calculation of diluted loss per share for both the fiscal years ended July 31, 2021 and 2020. Approximately 17.9 million common shares outstanding associated with the contingently redeemable preferred stock, using the if-converted method, were excluded from the denominator in the calculation of diluted loss per share for both the fiscal years ended July 31, 2021 and 2020.

(17)ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income, net of income taxes, are as follows:

	Foreign currency items	Pension items	Total
	(In thousands)
Accumulated other comprehensive income (loss) at July 31, 2020	$5,025	$(1,182)	$3,843
Foreign currency translation adjustment	4,737	—	4,737
Pension liability adjustments	—	(1,418)	(1,418)
Net current-period other comprehensive income (loss)	4,737	(1,418)	3,319
Accumulated other comprehensive income (loss) at July 31, 2021	$9,762	$(2,600)	$7,162

	Foreign currency items	Pension items	Unrealized gains (losses) on securities	Total
	(In thousands)
Accumulated other comprehensive income (loss) at July 31, 2019	$5,017	$(4,079)	$96	$1,034
Foreign currency translation adjustment	8	—	—	8
Net unrealized holding gain on securities	—	—	(96)	(96)
Pension liability adjustments	—	2,897	—	2,897
Net current-period other comprehensive income (loss)	8	2,897	(96)	2,809
Accumulated other comprehensive income (loss) at July 31, 2020	$5,025	$(1,182)	$—	$3,843

In both the fiscal years ended July 31, 2021 and 2020, the Company recorded an immaterial amount in taxes related to other comprehensive income (loss).

(18)STATEMENT OF CASH FLOWS SUPPLEMENTAL INFORMATION

The amount of cash, cash equivalents and restricted cash of continuing operations as of July 31, 2021 and 2020 in the consolidated statements of cash flows is reconciled to the Company's consolidated balance sheets as follows:

	July 31,
	2021	2020
	(In thousands)
Cash and cash equivalents	$58,117	$58,317
Funds held for clients	8,212	18,755
Cash, cash equivalents and restricted cash	$66,329	$77,072

Cash used for operating activities reflect cash payments for interest and income taxes as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Cash paid for interest	$1,262	$1,246
Cash paid for income taxes	$3,241	$4,781

Cash paid for taxes can be higher than income tax expense as shown on the Company's consolidated statements of operations due to prepayments made in certain jurisdictions as well as to the timing of required payments in relation to recorded expense, which can cross fiscal years.

Non-Cash Activities

Non-cash financing activities during the fiscal years ended July 31, 2021 and 2020 included the issuance of approximately 0.4 million and 1.0 million shares, respectively, of non-vested common stock, valued at approximately $0.6 million and $1.0 million, respectively, to certain employees and non-employees of the Company.

(19)STOCKHOLDERS' EQUITY

Preferred Stock

The Company's Board has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. Any shares of the Company's preferred stock so issued may have priority over its common stock with respect to dividend, liquidation and other rights. The Board may authorize the issuance of preferred stock with voting rights or conversion features that could adversely affect the voting power or other rights of the holders of its common stock. Although the issuance of preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

On December 15, 2017, the Company entered into a Preferred Stock Purchase Agreement (the "Purchase Agreement") with SPHG Holdings, pursuant to which the Company issued 35,000 shares of the Company's newly created Series C Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), to SPHG Holdings at a price of $1,000 per share, for an aggregate purchase consideration of $35.0 million (the "Preferred Stock Transaction"). The terms, rights, obligations and preferences of the Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Company (the "Series C Certificate of Designations"), which has been filed with the Secretary of State of the State of Delaware.

Under the Series C Certificate of Designations, each share of Preferred Stock can be converted into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at an initial conversion price equal to $1.96 per share, subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction. Holders of the Preferred Stock will also receive dividends at 6% per annum payable, at the Company's option, in cash or Common Stock. If at any time the closing bid price of the Company's Common Stock exceeds 170% of the conversion price for at least five consecutive trading days (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction), the Company has the right to require each holder of Preferred Stock to convert all, or any whole number, of shares of the Preferred Stock into Common Stock.

Upon the occurrence of certain triggering events such as a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or the merger or consolidation of the Company or significant subsidiary, or the sale of substantially all of the assets or capital stock of the Company or a significant subsidiary, the holders of the Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of other equity or equity equivalent securities of the Company other than the Preferred Stock by reason of their ownership thereof, an amount per share in cash equal to the sum of (i) one hundred percent (100)% of the stated value per share of Preferred Stock (initially $1,000 per share) then held by them (as adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transactions with respect to the Preferred Stock), plus (ii) 100% of all declared but unpaid dividends, and all accrued but unpaid dividends on each such share of Preferred Stock, in each case as the date of the triggering event. On or after

December 15, 2022, each holder of Preferred Stock can also require the Company to redeem its Preferred Stock in cash at a price equal to the Liquidation Preference (as defined in Series C Certificate of Designations).

Each holder of Preferred Stock has a vote equal to the number of shares of Common Stock into which its Preferred Stock would be convertible as of the record date, provided that the number of shares voted is based upon a conversion price which is no less than the greater of the book or market value of the Common Stock on the closing date of the purchase of the Preferred Stock. In addition, for so long as the Preferred Stock remains outstanding, the Company will not, directly or indirectly, and including in each case with respect to any significant subsidiary, without the affirmative vote of the holders of a majority of the Preferred Stock (i) liquidate, dissolve or wind up the Company or any significant subsidiary; (ii) consummate any transaction that would constitute or result in a Liquidation Event (as defined in the Series C Certificate of Designations); (iii) effect or consummate any Prohibited Issuance (as defined in the Series C Certificate of Designations); or (iv) create, incur, assume or suffer to exist any Indebtedness (as defined in the Series C Certificate of Designations) of any kind, other than certain existing Indebtedness of the Company and any replacement financing thereto, unless any such replacement financing is on substantially similar terms as such existing Indebtedness.

The Purchase Agreement provides that the Company will use its commercially reasonable efforts to effect the piggyback registration of the Common Stock issuable on the conversion of the Preferred Stock and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing, with the SEC in the manner reasonably requested by the holder and the qualification of the securities in all states reasonably requested by the holder, in each case, in accordance with certain enumerated conditions. The Purchase Agreement also contains other representations, warranties and covenants, customary for an issuance of Preferred Stock in a private placement of this nature.

The Preferred Stock Transaction was approved and recommended to the Board by the Special Committee of the Board consisting of independent directors not affiliated with Steel Holdings GP, which controls the power to vote and dispose of the securities held by SPHG Holdings and its affiliates.

Common Stock

Each holder of the Company's common stock is entitled to:

•one vote per share on all matters submitted to a vote of the stockholders, subject to the rights of any preferred stock that may be outstanding;
•dividends as may be declared by the Company's Board out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and
•a pro rata share in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of the Company's common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of its common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of its common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any existing series of preferred stock and any series of preferred stock that the Company may designate and issue in the future. There are no redemption or sinking fund provisions applicable to the Company's common stock.

On March 12, 2013, stockholders of the Company approved the sale of 7,500,000 shares of newly issued common stock to Steel Holdings, an affiliate of SPHG Holdings, at a price of $4.00 per share, resulting in aggregate proceeds of $30.0 million before transaction costs. The Company incurred $2.3 million of transaction costs, which consisted primarily of investment banking and legal fees, resulting in net proceeds from the sale of $27.7 million. In addition, as part of the transaction, the Company issued Steel Holdings a warrant to acquire an additional 2,000,000 shares at an exercise price of $5.00 per share (the "Warrant"). These warrants were to expire after a term of five years after issuance. On December 15, 2017, contemporaneously with the closing of the Preferred Stock Transaction, the Company entered into a Warrant Repurchase Agreement with Steel Holdings pursuant to which the Company repurchased the Warrant for $100. The Warrant was terminated by the Company upon repurchase.

Reverse Stock Split

At the Company’s 2020 Annual Meeting of Stockholders, the Company’s stockholders approved a reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of the Company’s common stock at the ratio of one-for-ten. The Company’s board is authorized to determine when to file the necessary amendment to the Company’s Restated Certificate of Incorporation for the Reverse Stock Split with the Delaware Secretary of State at any time on or before the 12-month anniversary of stockholder approval thereof. The board may, at its discretion, cause the filing of the amendment to effect the Reverse Stock Split or abandon the amendment and not effect the Reverse Stock Split if it determines that any such action is or is not in the best interests of the Company and its stockholders. The board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for the Company’s common stock, and the rules of the Nasdaq Capital Market. Upon consummation of the Reverse Stock Split, every ten shares of common stock held by a stockholder at that time will be combined into one share of common stock. The Reverse Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except for minor adjustments due to the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split.

Additionally, at the Company’s 2020 Annual Meeting of Stockholders, the Company’s stockholders also approved the amendment to the Company’s Restated Certificate of Incorporation to reduce the number of shares of authorized common stock
(the “Authorized Shares Reduction”), from 1,400,000,000 to 140,000,000. While the Company’s board currently intends to implement the Authorized Shares Reduction to the extent that it implements the Reverse Stock Split, the board reserves its right to elect not to proceed with the Authorized Shares Reduction if it determines, in its sole discretion, following stockholder approval, that this proposal is no longer in the best interests of the Company or its stockholders.

(20)FAIR VALUE MEASUREMENTS

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The following tables present the Company's financial assets measured at fair value on a recurring basis as of July 31, 2021 and 2020, classified by fair value hierarchy:

		Fair Value Measurements at Reporting Date Using
(In thousands)	July 31, 2021	Level 1	Level 2	Level 3
Money market funds	$37,320	$37,320	$—	$—

		Fair Value Measurements at Reporting Date Using
(In thousands)	July 31, 2020	Level 1	Level 2	Level 3
Money market funds	$115	$115	$—	$—

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The Company reviews the carrying amounts of these assets whenever certain events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recognized when the carrying amount of the asset group or reporting unit is not recoverable and exceeds its fair value. The Company estimates the fair values of assets subject to impairment based on the Company's own judgments about the assumptions that market participants would use in pricing the assets and on observable market data, when available. As discussed in Note 3, the Company performed an interim impairment test of Direct Marketing's goodwill and other long-lived assets as of April 30, 2021. The Company determined that the goodwill was impaired, and recorded a non-cash impairment charge of $25.7 million classified as discontinued operations for the three months ended April 30, 2021.

Fair Value of Financial Instruments

The Company's financial instruments not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable, customer deposits, accounts payable, restricted cash and debt, and are reflected in the financial statements at cost. With the exception of the SPHG Note and long-term debt, cost approximates fair value for these items due to their short-term nature. The Company believes that the carrying value of the liability component of the SPHG Note and our long-term debt approximates fair value because the stated interest rates of this debt is consistent with current market rates.

(21)SEGMENT INFORMATION

Subsequent to the Company’s disposition of the Direct Marketing reportable segment in the IWCO Direct Disposal, the Company has one reportable segment: Supply Chain. The Company also has Corporate-level activity, which consists primarily of costs associated with certain corporate administrative functions such as legal, finance, share-based compensation and acquisition costs which are not allocated to the Company's reportable segments. The Corporate-level balance sheet information includes cash and cash equivalents, the SPHG Note and other assets and liabilities which are not identifiable to the operations of the Company's operating segments. All significant intra-segment amounts have been eliminated.

Management evaluates segment performance based on segment net revenue, operating income (loss) and "adjusted operating income (loss)," which is defined as the operating income (loss) excluding net charges related to depreciation, amortization of intangible assets, long-lived asset impairment, share-based compensation and restructuring. These items are excluded because they may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges, and therefore management uses adjusted operating income (loss) to assist in evaluating the performance of the Company's core operations.

Summarized financial information of the Company's continuing operations by operating segment is as follows:

	Fiscal Year Ended Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Net revenue:
Supply Chain	$226,256	$338,453

Operating (loss) income:
Supply Chain	$6,827	$27,952
Total segment operating (loss) income	6,827	27,952
Corporate-level activity	(8,397)	(8,449)
Total operating (loss) income	(1,570)	19,503
Total other expense	(1,428)	166
(Loss) income before income taxes	$(2,998)	$19,669

	July 31, 2021	July 31, 2020
	(In thousands)
Total assets:
Supply Chain	$101,160	$138,775
Total—segment assets	101,160	138,775
Corporate	44,278	35,922
	$145,438	$174,697

Summarized financial information of the Company's capital expenditures and depreciation expense for the Supply Chain reportable segment, is as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
Capital expenditures	$1,218	$1,873
Depreciation expense	$3,403	$4,111

As of July 31, 2021 and 2020, approximately $0.4 million and $0.5 million of the Company's long-lived assets, respectively, were located in the U.S. Summarized financial information of the Company's net revenue by geographic location is as follows:

	Fiscal Year Ended July 31,
	2021	2020
	(In thousands)
United States	$60,743	$79,889
Mainland China	71,307	126,611
Other	94,206	131,953
	$226,256	$338,453

(22)RELATED PARTY TRANSACTIONS

As of July 31, 2021, SPHG Holdings and its affiliates, including Steel Holdings, HNH and SPL, beneficially owned approximately 48.5% of our outstanding capital stock, including the if-converted value of the SPHG Note and shares of Series C Convertible Preferred Stock that vote on an as-converted basis together with our Common Stock. Warren G. Lichtenstein, our Interim Chief Executive Officer and the Executive Chairman of our Board, is also the Executive Chairman of Steel Holdings GP. Glen Kassan, our Vice Chairman of the Board and former Chief Administrative Officer, is an employee of Steel Services. Jack L. Howard, the President and a director of Steel Holdings GP, is also a director.

SPHG Note Transaction

On February 28, 2019, the Company entered into that certain SPHG Note Purchase Agreement with SPHG Holdings, whereby SPHG Holdings agreed to loan the Company $14.9 million in exchange for a 7.50% Convertible Senior Note due 2024. As of July 31, 2021 and 2020, SPHG Holdings held $14.9 million principal amount of the Company's 7.50% Convertible Senior Note. As of July 31, 2021 and 2020, the net carrying value of the SPHG Note was $9.3 million and $8.1 million, respectively. During the fiscal years ended July 31, 2021 and 2020, the Company recognized interest expense of $2.4 million and $1.8 million , respectively, associated with the SPHG Note.

Preferred Stock Transaction

Refer to Note 19 – “Stockholders’ Equity” for information on the Preferred Stock Purchase Agreement with SPHG Holdings. During both the fiscal years ended July 31, 2021 and 2020, the Company paid dividends of $2.1 million associated with the Series C Convertible Preferred Stock.

Management Services Agreement

The Company is party to a management services agreement with Steel Services, an indirect wholly-owned subsidiary of Steel Holdings and is a related party. Pursuant to this agreement, SP Corporate provided the Company and its subsidiaries with the services of certain employees, including certain executive officers and other corporate services. Total expenses incurred related to the management services agreement for the fiscal years ended July 31, 2021 and 2020 totaled $4.3 million and $3.4 million, respectively. As of July 31, 2021 and 2020, amounts due to Steel Services were $0.9 million and $0.8 million, respectively.